Exhibit 10.2

OFFICE LEASE

Between

PIEDMONT 500 WEST MONROE FEE LLC,

a Delaware limited liability company,

and

DURATA THERAPEUTICS, INC.

a Delaware corporation

RIDER ONE	RULES
EXHIBIT A	FLOOR PLAN OF PREMISES
EXHIBIT B	WORKLETTER AGREEMENT
EXHIBIT C	JANITORIAL SPECIFICATIONS
EXHIBIT D	RENEWAL OPTION

i

EXHIBIT E	COMMENCEMENT DATE CONFIRMATION
EXHIBIT F	FITNESS FACILITY AGREEMENT AND WAIVER OF LIABILITY
EXHIBIT G	LEGAL DESCRIPTION OF PROPERTY

List of Defined Terms

Abatement Period	3
Additional Rent	7
Affiliate	21
Alterations	9
ANSI	3
Approval Criteria	2
Arbitration Request	1
Architect	1
Base Building Allowance	4
Base Rent	2
BOMA	3
Building	1
Commencement Date	1
Completed Application for Payment	4
Construction Allowance	3
Current Market Rate	1
Default	23
Default Rate	25
Estimates	1
Expiration Date	1
Extension Option	1
Extension Term	1
Fitness Facility	8
Force Majeure Delays	34
Hazardous Material	29
Holder	17
Holidays	8
Landlord	1
Law	34
Lease Month	3
Lease Year	3
Letter of Credit	31
Line Problems	28
Lines	27
Moody’s	32
Mortgage	17
MSDS	29
Offer Notice	38
Offer Space	38
Operating Expenses	4
Other Lease	25
Permitted Alterations	10
Permitted Transfer	21
Permitted Transferee	21
Person	34
Premises	1
Prime Rate	25
Property	1
Rent	7
Rules	7

List of Defined Terms

S&P	32
Statement	5
Subject Space	19
Substantial Completion	3
Substantially Completed	3
Systems and Equipment	1
Tangible Net Worth	21
Taxes	3
Temporary Space	39
Tenant	1
Tenant Delay Day	3
Tenant Work	9
Tenant’s Prorata Share	3
Term	1
Termination Date	37
Termination Fee	37
Termination Notice	37
Termination Option	37
Third Party Offer	38
Total Construction Costs	3
Transfer Premium	20
Transferee	19
Transfers	19
Work	1
Working Drawings	1
Workletter	2

OFFICE LEASE

THIS LEASE is made as of the          day of May, 2014, between PIEDMONT 500 WEST MONROE FEE, LLC, a Delaware limited liability company (“Landlord”), and DURATA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

ARTICLE 1

Premises and Term

(A) Premises, Building and Property. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain space known as Suite 3300 (“Premises”) described or shown on Exhibit A attached hereto, on the 33rd floor of the building (“Building”) commonly known as 500 West Monroe Street, Chicago, Illinois, subject to the terms of this Lease. The term “Property” shall mean the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalks, parking garages and lots, and any and all other structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, equipment, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection therewith owned or leased by Landlord. Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment, fire stairways, perimeter walls, space between the finished ceiling of the Premises and the slab of the floor or roof of the Building there above, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant’s use of the Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant. “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, fan power boxes, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment for the Property. Supplemental HVAC equipment installed to address special electrical, cooling and ventilating needs created by Tenant’s telephone equipment, computer, electronic data processing equipment, copying equipment and/or other such equipment or uses shall not be part of “Systems and Equipment” and shall be Tenant’s responsibility to repair, maintain, and replace.

(B) Commencement Date: The “Commencement Date” shall be the earlier of the date upon which the Work in the Premises is Substantially Completed (as such terms are defined in Exhibit B) and October 1, 2014. The “Term” of this Lease shall be twelve (12) years, commencing on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 144th full calendar month following the Commencement Date (“Expiration Date”), subject to adjustment and earlier termination as provided herein. Landlord and Tenant agree that for purposes of this Lease the rentable area of the Premises is approximately twenty six thousand seven hundred fifty-one (26,751) rentable square feet. Landlord shall make the Premises available to Tenant, and Tenant and Tenant’s employees, agents, contractors and representatives shall be entitled to enter the Premises, prior to the Commencement Date in order to perform the Work, move furniture, and install approved phone/data cabling subject to all the terms and conditions of this Lease other than those requiring payment of Base Rent, Taxes and Operating Expenses, and payment of costs for electricity in the Premises during ordinary business hours. However, Tenant may not conduct business in the Premises prior to the Commencement Date.

(C) Workletter; Commencement Date Confirmation. The workletter attached hereto as Exhibit B is made a part hereof (“Workletter”). At Landlord’s request, after the Commencement Date, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming (x) the Commencement Date and the expiration date of the initial Term, (y) that Tenant has accepted the Premises, and (z) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease.

(D) Required Tenant Deliveries. Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) this Lease fully executed by Tenant; (ii) the Letter of Credit and one monthly installment of Base Rent; (iii) executed copies of policies of insurance or certificates thereof as required under Article 9 of this Lease; (iv) copies of all governmental permits and authorizations, if any, required in connection with Tenant’s operation of its business within the Premises; and (v) if Tenant is an entity, evidence of formation, good standing, and authority as Landlord may reasonably require. Failure to timely deliver any of the foregoing shall not defer the Commencement Date or impair Tenant’s obligation to pay Rent.

(E) Acceptance. Tenant has inspected the Premises, Property, Systems and Equipment and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements and no representations respecting the condition of the Premises or the Property have been made to Tenant by or on behalf of Landlord, except as expressly provided herein or in the Workletter.

ARTICLE 2

Base Rent

Tenant shall pay Landlord Base Rent (“Base Rent”) of:

Time Period	Annual Amount	Monthly Amount
Lease Months 1-12	$615,273.00	$51,272.75
Lease Months 13-24	$630,654.83	$52,554.57
Lease Months 25-36	$646,421.20	$53,868.43
Lease Months 37-48	$662,581.73	$55,215.14
Lease Months 49-60	$679,146.27	$56,595.52
Lease Months 61-72	$696,124.93	$58,010.41
Lease Months 73-84	$713,528.05	$59,460.67
Lease Months 85-96	$731,366.25	$60,947.19
Lease Months 97-108	$749,650.41	$62,470.87
Lease Months 109-120	$768,391.67	$64,032.64
Lease Months 121-132	$787,601.46	$65,633.45
Lease Months 133-144	$807,291.49	$67,274.29

in advance on or before the first day of each calendar month during the Term, except that Base Rent for the first full calendar month for which Base Rent shall be due shall be paid when Tenant executes this Lease. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Base Rent for such month shall be prorated on the basis of the number of days in that month. Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws, except as specifically provided in this Lease. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month) and the term “Lease Year” shall mean each consecutive period of twelve (12) Lease Months.

Notwithstanding the foregoing or Article 3 below, provided a Default has not occurred under this Lease which has not been cured by Tenant, Tenant’s obligation to pay Base Rent, Taxes and Operating Expenses shall be abated for the first fifteen (15) calendar months after the Commencement Date (the “Abatement Period”). If the Abatement Period does not end on the last day of a calendar month, then on the day following the Abatement Period, Tenant shall make a prorated Base Rent, Tax and Operating Expense payment for the remainder of such month. If Tenant commits a material, monetary Default and fails to cure before Landlord files suit to terminate this Lease or regain possession of the Premises, then the unamortized portion of all sums so abated shall be immediately due and payable to Landlord, such amortization to be on a straight line basis over the initial Term.

ARTICLE 3

Additional Rent

(A) Taxes. Tenant shall pay Landlord Tenant’s Prorata Share of Taxes. “Taxes” shall mean all federal, state, county, or local taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including without limitation, real estate taxes, general and special assessments, transit taxes, water and sewer rents, rent taxes, sales taxes, gross receipts taxes, and personal property taxes imposed upon Landlord) payable by Landlord in any calendar year during the Term. However, “Taxes” shall not include: Landlord’s income taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, the Illinois Personal Property Replacement Tax, or penalties assessed against Landlord; provided that if an income or excise tax is levied by any governmental entity in lieu of or as a substitute for ad valorem real estate taxes (in whole or in part), then any such tax or excise shall constitute and be included within the term “Taxes.” Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Property. Tenant waives all rights to protest or appeal the appraised value of the Premises and the Property. Subject to the foregoing exceptions from Taxes, if Taxes for any period during the Term or any extension thereof, shall be increased after payment thereof by Landlord for any reason, Tenant shall pay Landlord upon demand Tenant’s Prorata Share of such increased Taxes. Notwithstanding the foregoing, if any Taxes shall be paid based on assessments or bills by a governmental or municipal authority using a fiscal year other than a calendar year, Landlord may elect to average the assessments or bills for the subject calendar year, based on the number of months of such calendar year included in each such assessment or bill. “Tenant’s Prorata Share” of Taxes and Operating Expenses shall be the rentable area of the Premises divided by the rentable area of the Building, excluding any parking facilities, which is 2.7682%, being the 26,751 rentable square feet in the Premises divided by the 966,357 rentable square feet in the Building. Tenant acknowledges that “rentable square footage of the Premises” has been determined under this Lease in accordance with the American National Standards Institute (“ANSI”)/Building Owners and Managers Association International (“BOMA”) Form Z65.1-1996. Landlord may remeasure the Building from time to time and, upon written notice to Tenant Landlord’s new measurements shall be binding hereunder provided Landlord measures according to the

1996 ANSI/BOMA standard or a more current ANSI/BOMA standard and further provided any such remeasurement shall not result in an increase or decrease in Base Rent or Additional Rent or Tenant’s Prorata Share as set forth in this Lease for the balance of the Term. If the Property or any development of which it is a part, shall contain non-office uses, Landlord shall have the right (but not the obligation) to determine in accordance with sound accounting and management principles, Tenant’s Prorata Share of Taxes and Operating Expenses for only the office portion of the Property or of such development, in which event, Tenant’s Prorata Share shall be based on the ratio of the rentable area of the Premises to the rentable area of such office portion.

(B) Operating Expenses. Tenant shall pay Landlord Tenant’s Prorata Share of Operating Expenses. “Operating Expenses” shall mean all expenses of every kind (other than Taxes) which are paid, incurred or accrued for, by or on behalf of Landlord during any calendar year any portion of which occurs during the Term, in connection with the management, repair, maintenance, restoration and operation of the Property, including without limitation, any amounts paid for: (a) utilities for the Property, including but not limited to electricity, power, gas, steam, chilled water, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating, (b) permits, licenses and certificates necessary to operate, manage and lease the Property, (c) insurance applicable to the Property, but not limited to the amount of coverage Landlord is required to provide under this Lease and reasonable insurance deductibles, (d) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property, (e) accounting, legal, inspection, consulting, concierge, and other services, (f) any equipment rental of any kind (or installment equipment purchase or equipment financing agreements), but excluding any such cost or expense which would constitute a capital expenditure if the equipment were purchased, provided that Landlord may include in Operating Expenses rentals of: (i) equipment which is leased on a temporary basis, such as in the event of a service interruption, (ii) equipment which is used in providing janitorial services, (iii) customarily leased office equipment, such as copiers, and (iv) rentals of rarely used items that, in Landlord’s reasonable judgment, it is more economical to rent than to purchase, (g) management fees of not more than three percent (3%) of the gross revenues of the Building, amounts payable under management agreements, and the fair rental value of any office space provided for a management office (not to exceed 5,000 rentable square feet), Building conference room, and for the Fitness Facility, (h) wages, salaries and other compensation and benefits (including the fair value of any parking privileges provided) for all persons engaged in the operation, maintenance or security of the Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, (i) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development of which the Building is a part, (j) all costs of operating and maintaining the Fitness Facility including repairing and replacing equipment in the Fitness Facility, (to the extent not offset by separate membership or usage fees imposed by Landlord); (k) all expenses incurred and costs associated with the operation and maintenance of other building amenities available to all tenants; and (l) operation, repair, and maintenance of all Systems and Equipment and components thereof (including replacement of components), janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, cleaning of walks, parking facilities and Property walls, removal of ice and snow, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of shrubs, trees, grass, sod and other landscaped items, irrigation systems, drainage facilities, fences, curbs, and walkways, re-paving and re-striping driveways and parking facilities, and roof repairs. Notwithstanding the foregoing, Operating Expenses shall not include:

(i) depreciation, interest and amortization on Mortgages, and other debt costs or ground lease payments, if any; legal fees in connection with leasing, tenant disputes or enforcement of leases; real estate brokers’ leasing commissions; advertising expenses, space planning fees, architectural fees, improvements or alterations to tenant spaces; the cost of providing any service directly to and paid directly by, any tenant; any costs expressly excluded from Operating Expenses elsewhere in this Lease; costs of any items to the extent Landlord receives reimbursement from insurance proceeds, condemnation awards or reimbursement from a third party (such proceeds to be deducted from Operating Expenses in the year in which received); salaries of Landlord’s or its manager’s executive personnel above the level of regional property manager; auditing fees, other than those in connection with the maintenance and operation of the Property and the Building or in connection with the preparation of Landlord’s Statements for Taxes and Operating Expenses; the cost of constructing any additions to the square foot area of the Building above the square foot area of the Building on the Commencement Date; costs or expenses for removal, containment, encapsulation, or disposal of or repair or cleaning areas affected by hazardous waste, toxic materials, asbestos or any other form of contamination (other than hazardous materials customarily used or removed in the ordinary course of business in office buildings); costs incurred in connection with a transfer or disposition of all or any part of the Building or the Property or any interest therein or in Landlord or any entity comprising Landlord; any expense arising by reason of the gross negligence or other tortious conduct of Landlord or Landlord’s employees or agents, or due to default by Landlord or Landlord’s employees or agents under any agreement or lease affecting the Building or the Property or any portion thereof; any fines or penalties incurred as a result of violation by Landlord of any law, order, rule or regulation of any governmental authority; costs incurred to correct structural defects in the initial construction of the Building; and

(ii) capital expenditures, except those: (a) that reduce Operating Expenses, or that are made to comply with any Laws or other governmental requirements, or (b) for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the Property required to keep such areas in good condition; provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over the shorter of: (i) their useful lives or (ii) the period during which the reasonably estimated savings in Operating Expenses equals the expenditures.

With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, Operating Expenses which vary with occupancy for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof.

(C) Manner of Payment. Taxes and Operating Expenses shall be paid in the following manner:

(i) Landlord may reasonably estimate in advance the amounts Tenant shall owe for Taxes and Operating Expenses for any full or partial calendar year of the Term. In such event, Tenant shall pay such estimated amounts, on a monthly basis in installments equal to one-twelfth of the annual estimate, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent. Such estimate may be reasonably adjusted from time to time by Landlord.

(ii) Within one hundred and twenty (120) days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the “Statement”) to Tenant showing: (a) the amount of actual Taxes and Operating Expenses for such calendar year, with a listing of amounts for major categories of Operating Expenses, (b) any amount paid by Tenant towards Taxes and Operating Expenses during such calendar year on an estimated basis, and (c) any revised estimate of Tenant’s obligations for Taxes and Operating Expenses for the current calendar year.

(iii) If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Taxes and Operating Expenses for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make such payments within thirty (30) days after Landlord sends the Statement.

(iv) If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Taxes and Operating Expenses, Tenant shall receive a credit for the difference against payments of Rent next due. If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference, within thirty (30) days after Landlord sends the Statement.

(v) So long as Tenant’s obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments. In lieu of providing one Statement covering Taxes and Operating Expenses, Landlord may provide separate statements, at the same or different times. No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Taxes or Operating Expenses.

(vi) Provided no Default then exists, after receiving an annual Statement and giving Landlord thirty (30) days prior written notice thereof, Tenant may inspect or audit Landlord’s records relating to Operating Expenses for the period of time covered by such Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Operating Expenses on an annual Statement within ninety (90) days after the statement has been delivered to Tenant or if Tenant fails to conclude its audit or inspection within ninety (90) days after the Statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Operating Expenses for the year in question and the calculation of Operating Expenses set forth on such Statement shall be final. Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records, shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection unless the total Operating Expenses for the period in question is determined to be overstated by more than 10%, in which case Landlord shall pay the reasonable audit cost. Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. If such inspection or audit reveals that an error was made in the Operating Expenses previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of such costs, or Tenant shall pay to Landlord any underpayment of such costs, as the case may be, within thirty (30) days after notification thereof. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection other than an independent firm of certified public accountants with at least ten (10) years of experience reviewing office building expense reconciliations: (1) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee agreement to Landlord upon request), and (2) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Nothing in this section shall be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including Additional Rent.

(D) Proration. If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay estimated and actual amounts towards Taxes and Operating Expenses for such first or final calendar years shall be prorated to reflect the portion of such years included in the Term. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes and Operating Expenses, for such calendar years, by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be three hundred and sixty-five (365).

(E) Rent and Other Charges. “Additional Rent” means Tenant’s Prorata Share of Taxes and Tenant’s Prorata Share of Operating Expenses. Base Rent, Additional Rent and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid at any office maintained by Landlord or its agent at the Property or at such other place as Landlord may designate.

ARTICLE 4

Use and Rules

Tenant shall use the Premises for general office use and for no other purpose whatsoever, in compliance with all applicable Laws and all covenants, conditions and restrictions of record applicable to Tenant’s use or occupancy of the Premises, and without disturbing or interfering with any other tenant or occupant of the Property. Tenant shall not use the Premises in any manner so as to cause a cancellation of Landlord’s insurance policies or an increase in the premiums thereunder. Tenant shall comply with, and shall cause its permitted subtenants, permitted assignees, invitees, employees, contractors and agents to comply with, all rules set forth in Rider One attached hereto (the “Rules”). In addition, all contractors shall be required to follow Landlord’s reasonable rules and regulations for construction in the Building and Landlord may require that, prior to performing any work in the Building, each contractor execute a copy of Landlord’s rules to evidence such contractor’s agreement to so comply. Landlord shall have the right to reasonably amend such Rules and supplement the same with other reasonable Rules (not expressly inconsistent with this Lease) relating to the Property, or the promotion of safety, care, cleanliness or good order therein, and all such amendments or new Rules shall be binding upon Tenant after five (5) days notice thereof to Tenant. All Rules shall be applied on a non-discriminatory basis, but nothing herein shall be construed to give Tenant or any other Person any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant, occupant, or visitor of the Property, or out of the enforcement or waiver of the Rules by Landlord in any particular instance.

ARTICLE 5

Services and Utilities

Landlord shall provide the following services and utilities (the cost of which shall be included in Operating Expenses unless otherwise stated herein):

(A) Electricity to the Premises shall not be furnished by Landlord, but shall be furnished, at Tenant’s cost, by Landlord’s selected electric utility supplier. Landlord shall permit Tenant to receive such electrical service for standard office lighting fixtures, equipment and accessories through Landlord’s wires and conduits, to the extent available and based on the safe and lawful capacity of the existing electrical circuit(s) and facilities serving the Premises, provided: (1) the connected electrical load of all of the same does not exceed an average of seven (7) watts per square foot of the Premises and (2) the safe and lawful capacity of the existing electrical circuit(s) serving the Premises is not exceeded. Tenant shall be responsible for the payment of the cost of all modifications to the existing electrical circuit(s) and facilities serving the Premises and, in accordance with Section 5(H) below, the cost of all electricity furnished to the Premises, including electricity used during the performance of janitor service, the making of alterations or repairs in the Premises (except for alterations or improvements made prior to the Commencement Date which electricity costs during ordinary business hours shall be paid by Landlord), or the operation of any special air conditioning systems which may be required for data processing or computer equipment or other special equipment or machinery installed by Tenant.

(B) Heat and air-conditioning from 8:00 a.m. until 6:00 p.m. Monday through Friday and 8:00 a.m. until 1:00 p.m. on Saturday, except on Holidays. “Holidays” shall mean all federally observed holidays, including New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans’ Day, Thanksgiving Day, Christmas Day, and all other holidays observed by members of unions who provide services at the Building. Landlord shall not be responsible for inadequate air-conditioning or ventilation to the extent the same occurs because of Tenant’s above building standard population density or use of power (for example, additional HVAC in a data room). Building HVAC service shall provide inside space conditions of 77 degrees Fahrenheit when outside conditions are 94 degrees Fahrenheit dry bulb and 75 degrees Fahrenheit wet bulb, and 73 degrees Fahrenheit inside when outside temperatures are -10 degrees Fahrenheit, provided that the foregoing temperatures shall only be applicable in any room or area of the Premises where the occupancy does not exceed one (1) person for each 100 square feet and total electrical load including lighting and power does not exceed 6 watts per square foot. Landlord’s agreements hereunder are subject to governmental restrictions on energy use.

(C) Water for drinking, lavatory and toilet purposes at those points of supply provided for nonexclusive general use of other tenants at the Property.

(D) Office cleaning and trash removal service Monday through Friday or Sunday through Thursday in and about the Premises in accordance with the janitorial specifications attached hereto as Exhibit C.

(E) Operatorless passenger elevator service and freight elevator service (subject to scheduling by Landlord) in common with Landlord and other tenants and their contractors, agents and visitors.

(F) An unstaffed fitness center (“Fitness Facility”) at 500 West Monroe. Tenant and Tenant’s employees shall have the non-exclusive right to use the Fitness Facility during the Fitness Facility’s hours of operation. Tenant’s use of the Fitness Facility will be limited to Tenant, Tenant’s permitted assignees and subtenants, and their employees, on a non-exclusive basis. Tenant and its employees shall use the Fitness Facility at their own risk and will provide any certifications and waivers of liability as Landlord may reasonably request from time to time. Without limiting the generality of the foregoing, each user of the Fitness Facility shall be required to execute and deliver a membership agreement and waiver of liability in the form attached hereto as Exhibit F (or in another similar form provided by and acceptable to Landlord).

(G) If reasonable and feasible, Landlord shall seek to provide extra utilities or services requested by Tenant provided the request does not involve modifications or additions to existing Systems and Equipment. Without limitation, if available Landlord shall make chilled water available to a point on each floor of the Building for Tenant’s supplemental chilled water cooling needs. If Tenant uses such supplemental chilled water, Tenant shall pay Landlord’s standard rates for such chilled water based on Tenant’s usage or other reasonable method of cost allocation determined by Landlord. Tenant shall pay for extra utilities or services at rates set by Landlord in its reasonable discretion. Payment shall be due at the same time as Base Rent or, if billed separately, shall be due within thirty (30) days after billing. If Tenant shall fail to make any payment for additional services, Landlord may, without notice to Tenant and in addition to all other remedies available to Landlord, discontinue the additional services. Landlord may install and operate meters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord under this Article (including a system for Landlord’s engineer to reasonably estimate any such excess usage). If such system indicates such excess services or utilities, Tenant shall pay Landlord’s reasonable charges for any supplementary air-conditioning, ventilation, heat, electrical or other systems or equipment (or adjustments or modifications to the existing Systems and Equipment) directly related to such excess use by Tenant, and Landlord’s reasonable charges for such amount of excess services or utilities used by Tenant. Landlord may impose a reasonable charge for any utilities and services, including, without limitation, air conditioning, electricity, and water, provided by Landlord by reason of: (i) any use of the Premises at any time other than the hours set forth above; (ii) any utilities or services beyond what Landlord agrees herein to furnish; or (iii) special electrical, cooling and ventilating needs created by Tenant’s telephone equipment, computer, electronic data processing equipment, copying equipment and other such equipment or uses, provided that in each case such charge is imposed at the published Building standard rate. Only if Landlord reasonably determines that Tenant’s consumption of utility services is materially in excess of the consumption of other similar tenants, Landlord, at its option, may require installation of metering devices at Tenant’s expense for the purpose of metering Tenant’s utility consumption.

(H) Electricity used by Tenant in the Premises shall be paid by Tenant by a separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right (i) to choose the company or companies to provide electrical service to the Property and the Premises, (ii) to aggregate the electrical service for the Property and the Premises with other buildings or properties, (iii) to purchase electrical service through an agent, broker or buyer’s group, and (iv) to change the electrical service provider or manner of purchasing electrical service from time to time. Neither Landlord nor Landlord’s property manager shall be entitled to receive any fee in connection with the selection of utility companies and the administration and negotiation of contracts for the provision of electrical service.

(I) Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises because of the unavailability of any service to be provided by Landlord hereunder for a period of five (5) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such unavailability and such unavailability was not caused by or through Tenant or a governmental directive, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent for each consecutive day (after such five (5) business day period) that Tenant is so prevented from using the Premises. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages.

ARTICLE 6

Alterations and Liens

Tenant shall not make any additions, changes, alterations or improvements (“Alterations”) outside the Premises. Tenant shall not make any Alterations within the Premises (“Tenant Work”) without the prior written consent of Landlord, which shall not be unreasonably withheld. Landlord may impose reasonable requirements as a condition of such consent including without limitation the submission of plans and specifications for Landlord’s prior written approval, obtaining necessary permits, posting bonds, obtaining insurance, prior approval of contractors, subcontractors and suppliers, prior receipt of copies of all contracts and subcontracts, contractor and subcontractor lien waivers, affidavits listing all contractors, subcontractors and suppliers, use of union labor (if Landlord uses union labor), affidavits from engineers acceptable to Landlord stating that the Tenant Work will not adversely affect the Systems and Equipment or the structure of the Property, and requirements as to the manner and times in which such Tenant Work shall be done. All Tenant Work shall be performed in a good and workmanlike manner and all materials used shall be of a quality comparable to or better than those in the Premises and Property and shall be in accordance with plans and specifications approved by Landlord, and Landlord may require that all such Tenant Work be performed under Landlord’s supervision. In all cases, Tenant shall pay Landlord a fee of five percent (5%) of the cost of the Tenant’s Work to cover Landlord’s overhead in reviewing Tenant’s plans and specifications and supervising the Tenant Work. Consent or supervision by Landlord shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, and Landlord hereby expressly disclaims any responsibility or liability for the same. Landlord shall under no circumstances have any obligation to repair, maintain or replace any portion of the Tenant Work. Regardless of whether Landlord’s consent is required, all contractors shall be required to follow Landlord’s rules and regulations for construction in the Building and Landlord may require that, prior to performing any work in the Building, each contractor execute a copy of Landlord’s rules to evidence such contractor’s agreement to so comply. Notwithstanding anything in this Lease to the contrary other than Exhibit B with respect to the initial Work, without Landlord’s consent or payment to Landlord of any plan review or supervision fees (but subject to the other requirements of this Lease), Tenant may make cosmetic Alterations to the Premises, including, without limitation, reconfiguring furniture and furniture systems, that do not affect Systems and Equipment or structural components, that do not require a building permit or raise building code issue(s), do not impact the quiet enjoyment of other Building tenants, and that are not visible outside the Premises, the cost of which must not exceed $50,000 per calendar year in any instance or series of related instances (collectively, (“Permitted Alterations”).

Tenant shall keep the Property and Premises free from any mechanic’s, materialman’s or similar liens or other such encumbrances in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord, and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including reasonable attorneys’ fees) arising out of the same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any Tenant Work (or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Property or Premises to any lien or encumbrance whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Property or Premises arising in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Property and Premises.

All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before any work is commenced. All contracts between Tenant and a contractor must explicitly require the contractor to (a) name Landlord and Landlord’s agents as additional insureds and (b) indemnify and hold harmless Landlord and Landlord’s agents.

ARTICLE 7

Repairs

Except for customary cleaning and trash removal provided by Landlord under Article 5 and damage covered under Article 8, or as otherwise set forth in this Lease, Tenant shall keep the Premises in good condition, working order and repair (including without limitation, carpet, wall-covering, doors, plumbing and other fixtures and equipment exclusively serving the Premises, alterations and improvements whether installed by Landlord or Tenant in the Premises). In the event that any repairs, maintenance or replacements are required, Tenant shall promptly arrange for the same either through (a) Landlord for such reasonable charges as Landlord may from time to time establish, or (b) contractors that Landlord generally uses at the Property, or (c) other contractors approved in writing in advance by Landlord. If Tenant does not promptly make such arrangements, Landlord may, but need not, make such repairs, maintenance and replacements, and the costs paid or incurred by Landlord therefor shall be reimbursed by Tenant promptly after request by Landlord. Except to the extent caused by the negligence or willful misconduct of Landlord, or Landlord’s officers, members, managers, employees, or their respective representatives or agents, Tenant shall indemnify Landlord and pay for any repairs, maintenance and replacements to areas of the Property outside the Premises, caused, in whole or in part, as a result of moving any furniture, fixtures, or other property to or from the Premises, or by Tenant or its employees, agents, contractors, or visitors (notwithstanding anything to the contrary contained in this Lease). Except as provided in the preceding sentence, or for damage covered under Article 8, Landlord shall keep the Building structure and common areas of the Property and the Systems and Equipment in good condition, working order and repair (the cost of which shall be included in Operating Expenses). As part of Landlord’s repair work pursuant to the preceding sentence, Landlord shall be responsible for any restoration of the Premises made necessary by Landlord’s performance of work, repairs or replacements in the Premises (including the walls, ceilings, light fixtures and carpet and all furniture, property and equipment of Tenant in the Premises), in each case to substantially the condition as existed prior to commencement of such work, repairs or replacements. Landlord shall use its best efforts to minimize any disruption to Tenant’s business operations in the Premises as a result of any work, repairs or replacements by Landlord, including, if necessary, scheduling such work, repairs or replacements at times that do not conflict with business hours.

ARTICLE 8

Casualty Damage

Subject to Article 6 and the remainder of this Article 8, Landlord shall use available insurance proceeds to restore the Premises or any common areas of the Property providing access thereto which are damaged by fire or other casualty during the Term. Such restoration shall be to substantially the condition prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Holder, any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment, or any of Tenant’s alterations or improvements in the Premises, which Tenant covenants to rebuild at Tenant’s expense promptly after the casualty. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof. However, from the date of the casualty until Landlord completes Landlord’s repairs, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof (unless Tenant or its employees or agents intentionally caused the damage). Notwithstanding the foregoing, Landlord may terminate this Lease by giving Tenant written notice of termination within sixty

(60) days after the date of damage (such termination notice to include a termination date providing at least ninety (90) days for Tenant to vacate the Premises), if the Property shall be damaged by fire or other casualty such that: (a) repairs to the Premises and access thereto cannot reasonably be completed within two hundred seventy (270) days after the casualty without the payment of overtime or other premiums, (b) any Holder shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered by Landlord’s insurance policies (excluding the deductible), or (c) the cost of the repairs, alterations, restoration or improvement work would exceed twenty-five percent (25%) of the replacement value of the Property. If Landlord does not elect to terminate the Lease as provided above, Landlord shall send Tenant a written estimate, from an independent architect or general contractor selected by Landlord, of the amount of time reasonably required to repair and restore the Premises and access thereto, as the case may be (“Completion Estimate”). Tenant may terminate this Lease by giving Landlord written notice of termination within thirty (30) days after Tenant’s receipt of the Completion Estimate (such termination notice to include a termination date providing not more than ninety (90) days for Tenant to vacate the Premises), if the Property shall be damaged by fire or other casualty such that the Completion Estimate estimates that Landlord’s repairs to the Premises and access thereto cannot reasonably be completed within two hundred seventy (270) days after the casualty without the payment of overtime or other premiums. Furthermore, if neither Landlord nor Tenant terminates this Lease as provided above and Landlord undertakes but fails to substantially complete Landlord’s restoration of the Premises and access thereto within two hundred seventy (270) days after the casualty (“270 Day Period, “ provided, however that such 270 Day Period may be extended up to three hundred sixty-five (365) days after the casualty if Landlord is actively restoring the Premises and access thereto, as the case may be (the “Outside Completion Date”), Tenant may terminate this Lease by giving Landlord written notice of termination at any time after the Outside Completion Date but prior to such substantial completion (such termination notice to include a termination date providing not more than thirty (30) days for Tenant to vacate the Premises). Tenant agrees that Landlord’s obligation to restore, the abatement of Rent and the termination options provided herein, shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property. Tenant acknowledges that this Article represents the entire agreement between the parties respecting casualty damage to the Premises or the Property.

ARTICLE 9

Insurance, Subrogation, and Waiver of Claims

(A) Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises, the Building or the Property, which will in any way increase the rate of property insurance or other insurance on the Property. If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

(B) Throughout the Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-,X or better rating and S&P rating of at least A-:

(i) Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis), One Million Dollars ($1,000,000) personal and advertising injury liability, Fifty Thousand

Dollars ($50,000) fire damage legal liability, and Five Thousand Dollars ($5,000) medical payments. CGL insurance shall be written on a current ISO occurrence form (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, personal injury, advertising injury and liability assumed under an insured contract.

(ii) Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease policy limit, and One Million Dollars ($1,000,000) disease each employee.

(iii) Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

(iv) Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL (excluding Products Completed Operations), Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

(v) Special Form Property Insurance covering Tenant’s property, furniture, furnishings, fixtures, improvements, and equipment located at the Building. If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

(vi) Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than the annual Base Rent then in effect. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

(vii) Property Insurance or Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration, including during the performance of Tenant’s Work and until completion thereof. Such insurance shall be on a form covering Landlord’s insurable interest in any tenant improvements and betterments in accordance with the written contract, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations or Tenant’s Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or within 1,000 feet of the Premises, all on a completed value basis for the full insurable value at all times. Such insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(viii) Products-completed operations insurance (written on a claims made basis) with limits of not less than $2,000,000 in the aggregate.

(c) Landlord and its designees shall be endorsed on each policy as additional insureds, as their interests may appear, as it pertains to the CGL, Umbrella, and Auto policy, and coverage shall be primary and noncontributory. As of the date hereof, Landlord designates the following parties who must be additional insureds: Piedmont 500 West Monroe Fee, LLC, Piedmont 500 West Monroe Mezz I, LLC;

500 West Monroe Mezz II, LLC, Piedmont Operating Partnership LP, Piedmont Office Management LLC, Piedmont Office Realty Trust, Inc., Piedmont Office Holdings, Inc., and their associated, affiliated, and subsidiary companies, owners, directors, officers, managing agents, and fiduciaries as they exist. All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord’s agents, employees, contractors, invitees, successors and assigns from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease, but in each case except as prohibited by applicable law); (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s representatives in connection with any loss or damage covered by such policy (and Tenant shall provide evidence of such waiver); and (3) be reasonably acceptable in form and content to Landlord. Tenant shall cause its insurance carrier to provide Landlord with 30 days advance notice (10 days for non-payment of premium) of any cancellation, failure to renew of Tenant’s insurance coverage if it is reasonable and customary for an office tenant in the Building’s submarket to obtain such an undertaking from its insurance carrier. In the event Tenant’s insurance carrier will not agree to provide Landlord advance notice as aforesaid, then Tenant shall give Landlord notice of cancellation or failure to renew of Tenant’s insurance coverage as soon as reasonably possible after Tenant learns of such cancellation or failure to renew coverage. Tenant shall deliver an ACORD 25 certificate or its equivalent with respect to all liability and personal property insurance and an ACORD 28 certificate or its equivalent with respect to all commercial property insurance and receipts evidencing payment therefor and, upon request, copies of certain policy endorsements, to Landlord on or before the Commencement Date and at least annually thereafter. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord’s request during the Term (and in any event prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.

(D) Landlord agrees to carry and maintain special form property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord receives proceeds from its property insurance (or from any other insurance coverage) therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section 9(B)). Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s personal property or any Alterations (including Tenant’s Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

ARTICLE 10

Condemnation

If (a) the whole or any material part of the Premises or the Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose; (b) any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or the Property, or (c) Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, then Landlord shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Tenant shall have reciprocal termination rights if the whole or any material part of the Premises is permanently taken or if access to the Premises is permanently and materially impaired, or if Landlord undertakes repairs or restoration and such work is not completed within one hundred eighty (180) days of the commencement thereof and the failure to complete such repairs prohibits Tenant’s use of the Premises for its intended purpose. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s Work, Alterations paid for by Tenant, the leasehold estate, Tenant’s personal property and of fixtures belonging to Tenant and removable by Tenant upon expiration of the Term and for moving expenses (so long as such claim does not diminish the award available to Landlord or any Holder, and such claim is payable separately to Tenant). All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. Rent shall be proportionately abated if any part of the Premises shall be taken and this Lease shall not be so terminated.

ARTICLE 11

Return of Possession

At the expiration or earlier termination of this Lease or Tenant’s right of possession of the Premises, Tenant shall surrender possession of the Premises in the condition required under Article 7, ordinary wear and tear and damage by fire or other casualty excepted, and shall surrender all keys, any key cards, and any parking stickers or cards, to Landlord, and advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all trade fixtures and personal property. All improvements, fixtures and other items in or upon the Premises (except trade fixtures and personal property belonging to Tenant), whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. However, by giving Tenant written notice prior to the date of termination, Landlord may require Tenant to promptly remove any or all of the foregoing items as are designated in such notice and restore the Premises to the condition prior to the installation of such items; provided Landlord shall not require removal of the Permitted Alterations or customary office improvements installed pursuant to any separate agreement signed by both parties in connection with this Lease (except as expressly provided to the contrary therein), or installed by Tenant with Landlord’s written approval, including the initial Work approved by Landlord (except as expressly required by Landlord in connection with granting such approval). If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Premises or the Property required hereunder, Landlord may do so, and Tenant shall pay Landlord the cost thereof upon demand. Any and all property that may be removed from the Premises or the Property by Landlord pursuant to any provisions of this Lease or any Law, to which Tenant is or may be entitled, may be handled, removed or stored in a commercial warehouse or otherwise by Landlord at Tenant’s risk, cost or expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in any removal and all storage charges as long as the same is in Landlord’s possession or under Landlord’s control. Any property, which is not removed from the Premises or which is not retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or of Tenant’s right to possession of the Premises, shall, at Landlord’s option, be conclusively presumed to have been abandoned and thus to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.

ARTICLE 12

Holding Over

Unless Landlord expressly agrees otherwise in writing, if Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, Tenant shall pay Landlord one hundred fifty percent (150%) of the amount of Rent then applicable (or the highest amount permitted by Law, whichever shall be less) on a per month basis without reduction for partial months during the holdover. In addition, beginning on the thirty-first (31st) day of such holdover, Tenant shall be responsible for all consequential damages sustained by Landlord on account of Tenant holding over. The foregoing provisions shall not serve as permission for Tenant to holdover, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises, and shall be subject to the provisions of Article 11). The provisions of this Article do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.

ARTICLE 13

No Waiver

No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any Person other than Tenant, including any Transferee, shall not constitute a waiver of Landlord’s right to approve any Transfer.

ARTICLE 14

Attorneys’ Fees and Jury Trial

In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law. In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury.

ARTICLE 15

Personal Property Taxes, Rent Taxes and Other Taxes

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located in the Premises, and any Tenant Work to the Premises which is deemed to be personal property by any governmental agency or subdivision thereof. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant’s property. Tenant shall pay any rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on Rent or services provided herein or otherwise respecting this Lease.

ARTICLE 16

Subordination, Attornment and Mortgagee Protection

Landlord represents and warrants to Tenant that no Mortgage presently encumbers the Property. Subject to the provisions of this Article 16, this Lease is subject and subordinate to all Mortgages hereafter placed upon the Property, and to all other encumbrances and matters of public record applicable to the Property. If any foreclosure proceedings are initiated by any Holder, in the event of a non-judicial foreclosure, or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees to attorn and pay Rent to any Holder which is a successor to Landlord hereunder or a purchaser at a foreclosure sale and to execute and deliver any instruments reasonably necessary or appropriate to evidence or effectuate such attornment (provided such Holder or purchaser shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant does not default and fail to cure within the time permitted hereunder). However, in the event of attornment, no Holder shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Holder becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Holder, (iii) bound by any future modification of this Lease not consented to by such Holder, (iv) be liable for any accrued obligation, act or omission of any prior landlord (including, without limitation, Landlord), whether prior to or after foreclosure or termination of the superior lease, as the case may be, (v) be bound by any covenant to undertake or complete any improvement to the Property or the Premises, or to reimburse or pay Tenant for the cost of any such improvement, or (vi) be required to perform or provide any services not related to possession or quiet enjoyment of the Premises. “Holder” shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor. “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Property or any part thereof and all renewals, modifications, consolidations, replacements or extensions thereof. Any Holder may elect to make this Lease prior to the lien of its Mortgage, by written notice to Tenant, and if the Holder of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage. Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this Article in recordable form. In the event of any default on the part of Landlord, arising out of or accruing under the Lease, whereby the validity or the continued existence of the Lease might be impaired or terminated by Tenant, or Tenant might have a claim for partial or total eviction, Tenant shall not pursue any of its rights with respect to such default or claim, and no notice of termination of the Lease as a result of such default shall be effective, unless and until Tenant has given written notice of such default or claim to the applicable Holder (but not later than the time that Tenant notifies Landlord of such default or claim) and granted to such Holder a reasonable time, which shall not be less than the greater of (i) the period of time granted to Landlord under the Lease, or (ii) thirty (30) days, after the giving of such notice by Tenant to such Holder, to cure or to undertake the elimination of the basis for such default or claim, after the time when Landlord shall have become entitled under the Lease to cure the cause of such default or claim; it being expressly understood that (a) if such default or claim cannot reasonably be cured within such cure period, such Holder shall have such additional period of time to cure same as it reasonably determines is necessary, so long as it continues to pursue such cure with reasonable diligence (not to exceed an additional 60 days), and (b) such Holder’s right to cure any such default or claim shall not be deemed to create any obligation for such Holder to cure or to undertake the elimination of any such default or claim.

With respect to future mortgages of the Property, Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant a commercially reasonable SNDA from Landlord’s future mortgage lenders on such lender’s customary form as negotiated by Tenant, but receipt of SNDAs from future lenders shall not be a condition to this Lease or Tenant’s subordination. Tenant may be required to execute each such SNDA before Landlord or the lender will execute the SNDA. In the event the Holder becomes the Landlord under this Lease and the Lease conflicts with the fully-executed SNDA with such Holder, then such SNDA shall control. Landlord shall pay its Holder’s basic SNDA processing fee for each such SNDA; however, in the event that the standard form of the Holder’s SNDA is commercially reasonable and Tenant desires to negotiate the SNDA rather than execute the Holder’s standard form, all additional amounts payable to the Holder shall be the responsibility of Tenant and Tenant shall reimburse Landlord for same within thirty (30) days of receipt of an invoice therefor. Landlord shall not be in default in the event Tenant desires to negotiate the commercially reasonable standard form SNDA of the Holder and the parties are unable to agree upon a final form of SNDA. A party’s signature on a SNDA shall evidence such party’s agreement to and acceptance of such SNDA.

ARTICLE 17

Estoppel Certificate

Tenant shall from time to time, within fifteen (15) days after written request from Landlord, execute, acknowledge and deliver a certificate affirming that, except as otherwise expressly stated in the certificate, (A) this Lease is unmodified and in full force and effect (or if modified, specifying such modification); (B) to Tenant’s knowledge, Landlord is not in default hereunder (or if in default, specifying such defaults); (C) Tenant is in possession of the Premises; (D) Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if such offsets or defenses exist, specifying same); (E) that the Premises have been completed in accordance with the terms, covenants and conditions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto (or specifying any exceptions thereto); and (F) certifying such other matters as Landlord may reasonably request, or as may be requested by Landlord’s current or prospective Holders, insurance carriers, auditors, rating agencies, and prospective purchasers. The certificate shall also confirm the dates to which the Rent has been paid in advance and the amount of any Security Deposit. The certificate may be relied upon by Landlord, its Holder(s), insurance carriers, auditors, rating agencies, and prospective purchasers. If Tenant shall fail to timely execute and return an estoppel certificate which has been delivered to Tenant, Tenant shall be deemed to have agreed with the matters originally set forth therein.

ARTICLE 18

Assignment and Subletting

(A) Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld (as further described below): (i) assign, mortgage, pledge, hypothecate, encumber, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) permit the occupancy of the Premises by any Person other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than one hundred and eighty (180) days after

Tenant’s notice), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer, and (d) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. If Landlord requests additional information, Tenant’s notice will not be deemed to have been received and Landlord may withhold consent to such Transfer until Landlord receives and has a reasonable opportunity to review such additional information. Any Transfer made without complying with this Article shall, at Landlord’s option, be null, void and of no effect, or shall constitute a Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay One Thousand Five Hundred Dollars ($1,500.00) as an administrative fee to compensate Landlord for its review and processing expenses plus Tenant shall reimburse Landlord for reasonable out of pocket attorneys’ fees incurred by Landlord in connection with such request.

(B) Approval. Landlord will not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant’s notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Property, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, (iv) the Transferee is either a government (or agency or instrumentality thereof) or an occupant of the Property, (v) the proposed Transferee does not have a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (vi) Tenant has committed and failed to cure a Default at the time Tenant requests consent to the proposed Transfer, (vii) in the reasonable judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of the Landlord involving the Property or any other tenant’s lease within it; (viii) the net effective rent payable by the Transferee (adjusted on a rentable square foot basis) is less than the net effective rent then being quoted by Landlord for new leases in the Building for comparable size space for a comparable period and the proposed Transferee is an existing tenant of the Building or in negotiation with Landlord to become a tenant of the Building; or (ix) the Transferee is or has been involved in litigation against Landlord or any of its affiliates. If Landlord wrongfully withholds its consent to any Transfer, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligation to consent to such Transfer.

(C) Transfer Premium. If Landlord consents to a sublease, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such sublease. “Transfer Premium” shall mean all rent, additional rent or other consideration paid by the sublessee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting therefrom (on a monthly basis) the reasonable expenses incurred by Tenant, amortized over the balance of the Term, for any changes, alterations and improvements to the Premises, any other economic concessions or services provided to the sublessee, and any customary brokerage commissions paid in connection with the sublease if acceptable written evidence of such expenditures is provided in advance to Landlord. The percentage of the Transfer Premium due Landlord hereunder shall be paid within ten (10) days after Tenant receives any Transfer Premium from the Transferee.

(D) Recapture. Notwithstanding anything to the contrary contained in this Article, and only with respect to a proposed Transfer to a Person that is not a Permitted Transferee (as hereinafter defined),

Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice of any such proposed Transfer, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in Tenant’s notice as the effective date of the proposed Transfer (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises and Tenant’s Prorata Share shall be similarly reduced, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.

(E) Terms of Consent. If Landlord consents to a Transfer: (a) any Transfer shall be made only if, and shall not be effective until, the Transferee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee shall agree to be bound by and assume the obligations of this Lease on the part of Tenant to be performed or observed, (b) the terms, covenants and conditions of this Lease, including among other things, Tenant’s (or any Transferee’s) liability for the Subject Space, shall in no way be deemed to have been waived or modified and the original named Tenant (and any Transferee, as the case may be) shall remain fully liable for the payment of Rent and Additional Rent and for the other obligations of this Lease on the part of Tenant to be performed or observed, (c) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (d) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term of this Lease, expand the Premises, or lease additional space, any such rights being deemed personal to Tenant, (e) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in a form reasonably acceptable to Landlord, and (f) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the option to: (i) treat such sublease as canceled and repossess the Subject Space by any lawful means, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall Default and fail to cure within the time permitted for cure under Section 20(A), Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.

(F) Permitted Transfers. Notwithstanding Section 18(A), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord: (i) any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (an “Affiliate”); (ii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (a) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (b) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date hereof; or (iii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof. Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, Landlord or other tenants of the Building. No later than ten (10) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (x) copies of the instrument effecting the Permitted Transfer, (y) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Permitted Transfer, and (z) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Article 18.

ARTICLE 19

Rights Reserved By Landlord

Except as expressly provided herein, Landlord reserves the right to control the Property including, without limitation, the following rights:

(A) To change the name or street address of the Building; install and maintain signs on the exterior and interior of the Property or any part thereof; retain at all times, and use in appropriate instances, keys to all doors within and into the Premises; grant to any Person the right to conduct any business or render any service at the Property, whether or not it is the same or similar to the use permitted Tenant by this Lease.

(B) To enter the Premises upon reasonable prior notice (except in the event of emergency) at reasonable hours to show the Premises to current and prospective mortgage lenders, ground lessors, insurers, and prospective purchasers, and only during the last twelve (12) months of the Term to tenants and brokers (or sooner if Tenant defaults or abandons the Premises), and if Tenant shall abandon the Premises at any time, or shall vacate the same during the last three (3) months of the Term, to decorate, remodel, repair, or alter the Premises.

(C) To temporarily limit or prevent access to the Property or any part thereof, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof.

(D) So long as Tenant’s access to the Building and the Premises is not unreasonably impaired and Tenant’s use of the Premises is not materially affected, to decorate and to make alterations, additions and improvements, structural or otherwise, in or to the Property or any part thereof, and to any adjacent building, structure, parking facility, land, street or alley (including without limitation changes and reductions in corridors, lobbies, parking facilities and other public areas and the installation of kiosks, planters, sculptures, displays, escalators, mezzanines, and other structures, facilities, amenities and features therein, and changes for the purpose of connection with or entrance into or use of the Property in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed). So long as Tenant’s access to the Building and the Premises is not unreasonably impaired and Tenant’s use of the Premises is not materially affected, in connection with such matters, or with any other repairs, maintenance, improvements or alterations, in or about the Property, Landlord may erect scaffolding and other structures reasonably required, and during such operations may, upon reasonable prior notice to Tenant, enter upon the Premises at reasonable hours and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may temporarily close public entry ways, other public areas, restrooms, stairways or corridors and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during ordinary business hours at Tenant’s request.

(E) Intentionally deleted.

(F) To install, use and maintain in and through those areas of the Premises established therefor, pipes, conduits, wires, ducts or mechanical installations serving the Property. Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with the moving or the servicing of equipment of Landlord to or from the enclosures containing such installations and Tenant further agrees that neither Tenant, nor its servants, employees, agents, visitors, licensees, or contractors shall at any time tamper with, adjust, or otherwise in any manner affect Landlord’s mechanical installations.

(G) To implement energy conservation measures throughout the Building including, without limitation, reducing the number of operating elevators during non-business hours, provided at least one (1) elevator is available to serve the Premises.

(H) To take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing, or preservation of the Building or the Property, so long as Tenant’s access to the Building and the Premises is not unreasonably impaired and Tenant’s use of the Premises is not materially affected.

(I) To approve the weight, size, and location of safes or other heavy equipment or articles, which articles may be moved in, about, or out of the Property or the Premises only at such times and in such manner as Landlord shall direct, at Tenant’s sole risk and responsibility.

In connection with entering the Premises to exercise any of the foregoing rights, Landlord shall: (a) provide reasonable advance written or oral notice to Tenant’s on-site manager or other appropriate person (except in emergencies, or for routine cleaning or other routine matters), and (b) take reasonable steps to minimize any interference with Tenant’s business. Exercise of any of the foregoing rights shall not constitute a constructive eviction or entitle Tenant to abatement of Rent, damages or other claims of any kind.

ARTICLE 20

Landlord’s Remedies

(A) Default. The occurrence of any one or more of the following events and the expiration of any applicable notice and cure period shall constitute a “Default” by Tenant, which if not cured within any applicable time permitted for cure below, shall give rise to Landlord’s remedies set forth in Paragraph (B), below: (i) failure by Tenant to make when due any payment of Rent, unless such failure is cured within five (5) days after written notice; (ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of Rent, or as provided below, including any failure by Tenant to comply with the Rules, unless such failure is cured within ten (10) days after notice (or such shorter period expressly provided elsewhere in this Lease), provided, if the nature of Tenant’s failure is such that more than ten (10) days’ time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion, but in no event to exceed 90 days; (iii) vacation or abandonment of all or a substantial portion of the Premises for more than thirty (30) consecutive days (the transfer of a substantial part of the operations, business or personnel of Tenant to some other location being deemed, without limiting the meaning of the terms “vacation” and “abandonment” to be a vacation or abandonment with the meaning of this clause (iv)), or the failure to take possession of the Premises within sixty (60) days after the Commencement Date, but in each case only if Tenant ceases to pay Rent due under this Lease; (iv) (a) making by Tenant of any general assignment for the benefit of creditors, (b) filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, (e) Tenant’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant’s admission in writing of an inability to pay its debts as they mature; or (vi) any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant in connection with negotiating or entering this Lease or in connection with any Transfer under Article 20. Failure by Tenant to comply with the same term or condition of this Lease on three (3) occasions during any twelve (12) month period shall cause any failure to comply with such term or condition during the succeeding twelve month period, at Landlord’s option, to constitute an incurable Default, if Landlord has given Tenant notice of each such failure within five (5) days after each such failure occurs. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law.

(B) Remedies. If a Default occurs and is not cured within any applicable time permitted under Paragraph (A), Landlord shall have the rights and remedies hereinafter set forth, each of which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law (including, without limitation, specific performance) or other provisions of this Lease, any and all of which may be exercised with or without further notice and with or without demand whatsoever, concurrently or successively, and at such time or times and in such order as Landlord may from time to time determine:

(i) Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all amounts due under Section 20(D), and (c) an amount equal to (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to five percent (5%), minus (2) the then present fair rental value of the Premises for such period, similarly discounted. For purposes of computing the amount of Rent herein that would have accrued after the time of award, Tenant’s Prorata Share of Taxes and Operating Expenses shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award.

(ii) Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 20(D), and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all actual out-of-pocket costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 20(B)(ii), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 20(B)(ii). If Landlord elects to proceed under this Section 20(B)(ii), it may at any time elect to terminate this Lease under Section 20(B)(i).

(C) Mitigation of Damages. If Landlord terminates this Lease or Tenant’s right to possession of all or any part of the Premises, Landlord shall use reasonable efforts to mitigate Landlord’s damages to the extent required by Law and Tenant shall be entitled to submit proof of such failure to mitigate as a defense to Landlord’s claims hereunder.

(D) Payment by Tenant. Upon any uncured Default, Tenant shall pay to Landlord all actual out-of-pocket costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing, restoring, or otherwise putting the Premises into a vanilla box condition suitable for lease, (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions and other costs incidental to such reletting), (v) performing Tenant’s obligations which Tenant failed to perform, and (vi) enforcing or advising Landlord of its rights, remedies, and recourses arising out of the Default.

(E) Late Charges and Interest. Tenant shall pay, as additional Rent, a service charge equal to five percent (5%) of the amount past due for bookkeeping and administrative expenses if Rent is not received within five (5) days after its due date. In addition, any Rent paid more than five (5) days after it is due shall accrue interest from the due date at the Default Rate until payment is received by Landlord. The “Default Rate” of interest shall be the Prime Rate of interest plus eight percent (8%). The “Prime Rate” of interest shall be the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal from time to time. In the event The Wall Street Journal no longer publishes a Prime Rate of interest, Landlord shall select a comparable equivalent. Such service charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

(F) Landlord Action. If Tenant at any time fails to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord may, but shall not be obligated to, after reasonable notice or demand and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable and in that connection pay expenses and employ counsel. All sums paid by Landlord and all actual and reasonable out-of-pocket costs, charges, and expenses incurred by Landlord in enforcing Tenant’s obligations under this Lease or incurred by Landlord in any litigation, negotiation, or transaction in which Tenant causes Landlord, without Landlord’s fault, to be involved or concerned (including, but not limited to reasonable attorneys’ fees and costs) shall be payable by Tenant upon demand.

(G) Other Matters. No act or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Premises, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.

(H) Cross Default. In the event that, at any time during the Term, Tenant shall be in default under another lease (the “Other Lease”) with Landlord, Landlord may, at Landlord’s option, deem such default under the Other Lease as a default by Tenant under this Lease (and Tenant shall thereafter be in default under this Lease) and Landlord may exercise all rights and remedies pursuant to this Lease and at law or in equity which Landlord may have upon a default by Tenant under this Lease. Without limiting the foregoing, Landlord shall be permitted to add to any amount owing by Tenant to Landlord hereunder all amounts owing by the tenant to the Landlord the Other Lease.

ARTICLE 21

Landlord’s Right to Cure

If Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of ten (10) days after notice (or such shorter period expressly provided elsewhere in this Lease), provided, if the nature of Landlord’s failure is such that more than ten (10) days’ time is reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure within such period and thereafter reasonably seeks to cure such failure to completion, but in no event to exceed 90 days. If Landlord shall fail to cure within the times permitted for cure herein, Landlord shall be subject to such remedies as may be available to Tenant (subject to the other provisions of this Lease); provided Tenant shall have no right to terminate this Lease and, in recognition that Landlord must receive timely payments of Rent and operate the Property, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent. In addition to any other right or remedy available to Tenant under the terms of this Lease upon a default by Landlord or at law or in equity, Tenant shall have the right to pursue an action for specific performance of the terms of this Lease or an action to enjoin Landlord’s breach or default under this Lease.

ARTICLE 22

Conveyance by Landlord and Liability

In case Landlord or any successor owner of the Property shall convey or otherwise dispose of the Property, or the portion thereof in which the Premises are located, to another Person (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other Person shall thereupon be and become “Landlord” hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, including the return of any Security Deposit, and Tenant shall attorn to such other Person, and Landlord or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the Property. Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment against Landlord and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this Article shall apply equally and inure to the benefit of Landlord’s present and future members, managers, partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, legal representatives, heirs, successors and assigns, directors, trustees, shareholders, agents and employees, and their respective partners, legal representatives, heirs, successors and assigns. Under no circumstances shall any present or future shareholder, officer or director of Landlord (if Landlord is a corporation), general or limited partner of Landlord (if Landlord is a partnership), manager or member of Landlord (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under the Lease.

ARTICLE 23

Indemnification

Subject to the waiver of subrogation provisions set forth in Article 9 hereof, and except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees, Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s agents and employees from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the Premises. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of any “Work” by Tenant, its subtenants, and their agents, employees and contractors, the installation, maintenance, use or removal of any “Lines” located in or serving the Premises as described in Article 25 by Tenant, its subtenants, and their agents, employees and contractors, and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any “Hazardous Material” as described in Article 26 by Tenant, its subtenants, and their agents, employees and contractors (whether or not any of such matters shall have been theretofore approved by Landlord), except to the extent that any of the same arises from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees.

Subject to the waiver of subrogation provisions set forth in Article 9 hereof, and except to the extent arising from the intentional misconduct or negligent acts of Tenant or Tenant’s agents or employees, Landlord shall defend, indemnify and hold harmless Tenant and Tenant’s agents and employees from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the Common Areas of the Property.

The foregoing indemnity obligations shall survive the expiration or sooner termination of this Lease. The foregoing indemnity obligations shall be in addition to, and shall not be in discharge of or in substitution for, any of the insurance requirements or any other indemnity provisions of this Lease.

ARTICLE 24

Safety and Security Devices, Services and Programs

The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 9. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

Landlord and Tenant recognize the risk of domestic or international threats or acts of violence, terrorism, and war which may require additional security measures in the day-to-day operation of the Property. To promote the health, safety and welfare of the Building’s tenants, Tenant agrees to cooperate in any security measures instituted by Landlord or recommended by governmental officials in response to this risk. Tenant shall participate in evacuation drills performed by Landlord from time to time. Tenant consents to the search of all persons entering or leaving the Property. Expenses incurred by Landlord in connection with the development, implementation and provision of security measures shall be included in Operating Expenses. The exercise of security measures by the Landlord and the resulting interruption of service to, or cessation or diminution of Tenant’s business, if any, shall not be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.

ARTICLE 25

Communications and Computer Lines

Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related electronic signal transmission devices (collectively the “Lines”) at the Property in or serving the Premises, provided: (a) Tenant shall (i) obtain Landlord’s prior written consent (not to be unreasonably withheld), (ii) use Landlord’s riser management contractor, and (iii) comply with all of the other provisions of Article 6; (b) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Property; (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Property, as determined in Landlord’s reasonable opinion; (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation; (e) Landlord may require that Tenant remove Lines installed by or for Tenant and its sublessees upon the expiration or earlier termination of this Lease; (f) Tenant’s rights shall be subject to the rights of any regulated telephone company; and (g) Tenant shall pay all costs in connection with Tenant’s Lines. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition.

Landlord may (but shall not have the obligation to): (i) install new Lines at the Property, (ii) create additional space for Lines at the Property, and (iii) reasonably direct, monitor or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Property by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines), provided that any such actions do not unreasonably interfere with Tenant’s Lines and Tenant’s use of Tenant’s Lines. Such rights shall not be in limitation of other rights that may be available to Landlord by Law or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts); provided, any capital expenditures included in Operating Expenses hereunder shall be amortized (together with reasonable finance charges) over the period of time prescribed by Article 3(B).

Notwithstanding anything to the contrary contained in Article 11, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant and Tenant’s sublessees within or serving the Premises upon termination of this Lease, provided Landlord so notifies Tenant prior to such termination. Any Lines not required to be removed pursuant to this Article shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Article, Landlord may, after twenty (20) days written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Law). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property, by any failure of the environmental conditions or the power supply for the Property to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

ARTICLE 26

Hazardous Materials

Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Hazardous Material” (as defined below) upon or about the Property, or permit Tenant’s employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices provided: (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable Law and the manufacturers’ instructions therefor, (b) such substances shall not be disposed of, released or discharged on the Property, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and (d) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease.

Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demand or claim made or threatened by any party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises, and (iv) any matter where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises. Landlord shall have the right (but not the obligation) to join and participate as a party in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety Law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Law. The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Property in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Article within five (5) days after written notice by Landlord, or such shorter time as may be required by Law or in order to minimize any hazard to Persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable Law). If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article 8 to the extent that the Premises or common areas of the Property serving the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under Article 8.

ARTICLE 27

Offer

The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord, but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of fifteen (15) days after delivery to Landlord. During such period and in reliance on the foregoing, Landlord may, at Landlord’s option (and shall, if required by applicable Law), deposit any security deposit and Rent, and proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.

ARTICLE 28

Notices

Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto shall be in writing and shall be effective when served personally or by reputable national air courier service, or United States certified mail, return receipt requested, postage prepaid, addressed, if to Tenant, at the Premises Attn: Corey Fishman after the Commencement Date and at 200 South Wacker Drive, Suite 2550, Chicago, Illinois 60606 Attn: Corey Fishman prior to the Commencement Date and in either case with a copy to Meltzer, Purtill & Stelle LLC, 300 South Wacker Drive, Suite 3500, Chicago, Illinois 60606 Attn: Reuben C. Warshawsky, and if to Landlord, c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Pkwy., Suite 350, Johns Creek, GA 30097, Attn: 500 West Monroe Asset Manager, with a copy to Piedmont Office Management, Building Management Office, 500 West Monroe Street, Suite 2626, Chicago, Illinois 60661, Attention: Property Manager, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

Tenant shall provide Landlord with the name(s) of individual(s) authorized to make requests of Landlord for services and to deal with Landlord’s property manager with regard to day to day operations. If Tenant fails to provide such names, Landlord may comply with written or oral requests by any officer or employee of Tenant. Tenant shall not authorize more than three (3) individuals for each floor on which the Premises are located.

ARTICLE 29

Real Estate Brokers

Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Jones Lang LaSalle Midwest LLC and Newmark Grubb Knight Frank, whose commissions shall be paid by Landlord pursuant to their separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

ARTICLE 30

Security Deposit

Upon Tenant’s execution and submission of this Lease, Tenant shall deliver to Landlord a clean, unconditional, irrevocable letter of credit that conforms to the requirements of this Article (“Letter of Credit”). The Letter of Credit shall serve as security for the prompt, full and faithful performance by Tenant of the terms, covenants and conditions of this Lease. In the event that Tenant is in Default hereunder and fails to cure within any applicable time permitted under this Lease, or in the event that Tenant owes any amounts to Landlord upon the expiration of this Lease, Landlord may use or apply the whole or any part of the Letter of Credit proceeds for the payment of Tenant’s obligations hereunder. The use or application of the Letter of Credit proceeds or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages. In no event shall the Letter of Credit be considered an advance payment of Rent, and in no event shall Tenant be entitled to use the Letter of Credit for the payment of Rent. Landlord shall have the right to transfer the Letter of Credit to any purchaser of the Property. Upon such transfer, Tenant shall look solely to such purchaser for return of the Letter of Credit and Landlord shall be relieved of any liability with respect to the Letter of Credit.

The Letter of Credit shall be: (a) in form and substance satisfactory to Landlord in its sole discretion (with the following criteria at a minimum); (b) at all times in the stated face amount of not less than One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), or such lesser amount as specified in this Article 30 and shall on its face state that multiple and partial draws are permitted and either (i) that partial draws will not cause a corresponding reduction in the stated face amount of the Letter of Credit or (ii) that, if the Letter of Credit is not reinstated to its then applicable full amount (as may be reduced in accordance with the terms hereof) within ten (10) days after any such partial draw, Landlord shall have the right to immediately draw on the remainder of the Letter of Credit (it being understood that the Letter of Credit shall at all times be not less than the total Letter of Credit amount as so required); (c) issued by a commercial bank acceptable to Landlord from time to time with a banking office in the municipality in which the Property is located, for the account of Tenant and its permitted successors and assigns under this Lease; (d) made payable to, and expressly transferable and assignable one or more times at no charge by, the owner from time to time of the Building or its lender (which transfer/assignment shall be conditioned only upon the execution of a reasonable and customary written document in connection therewith), whether or not the original account party of the Letter of Credit continues to be the Tenant under this Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise; (e) payable at sight upon presentment to a Chicago, Illinois branch of the issuer of a simple sight draft stating only that Landlord is permitted to draw on the Letter of Credit under the terms of the Lease and setting forth the amount that Landlord is drawing; (f) of a term not less than one year, and shall on its face state that the same shall be renewed automatically, without the need for any further written notice or amendment, for successive minimum one year periods, unless the issuer notifies Landlord in writing, at least sixty (60) days prior to the expiration date thereof, that such issuer has elected not to renew the Letter of Credit (which will thereafter entitle Landlord to draw on the Letter of Credit); and (g) at least thirty (30) days prior to the then current expiration date of such Letter of Credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the sixtieth (60th) day after the expiration of the Lease Term, or (2) replaced by Tenant with cash or another Letter of Credit meeting the requirements of this Article. If Landlord shall ever draw upon the Letter of Credit, and if this Lease has not terminated, Tenant shall immediately deliver to Landlord either cash or an endorsement of the issuer of the Letter of Credit reinstating the credit for the portion thereof used by Landlord, or an additional Letter of Credit conforming to the requirements of this section, in an amount equal to the reduced portion of the original Letter of Credit used by Landlord. Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the Letter of Credit requested by Landlord in order to assure that Landlord is at all times fully secured by a valid Letter of Credit that may be drawn upon by Landlord, its successors and assigns. Notwithstanding anything in this Lease to the contrary, any cure or grace period provided in connection with a Default shall not apply to any of the foregoing requirements of the Letter of Credit and, specifically, if any of the aforesaid requirements are not complied with timely, then an immediate Default shall occur and Landlord shall have the right to immediately draw upon the Letter of Credit without notice to Tenant. Each Letter of Credit shall be issued by a commercial bank that has a long term credit rating at least A- (or equivalent) by Standard & Poor’s Corporation (“S&P”), or at least A3 (or equivalent) by Moody’s Investor Service, Inc. (“Moody’s”), and shall be otherwise acceptable to Landlord in its reasonable discretion. If the issuer’s credit long term rating is reduced below A- (or equivalent) by S&P or below A3 (or equivalent) by Moody’s, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Article and Tenant’s failure to obtain such substitute Letter of Credit within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Article and, within ten (10) days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute a Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder.

Notwithstanding the foregoing, provided no material Default has occurred hereunder, Tenant may reduce the amount of the Letter of Credit to $800,000.00 after the third anniversary of the Commencement Date, to $400,000.00 after the sixth anniversary of the Commencement Date, and $150,000 after the eighth anniversary of the Commencement Date, with no further reduction thereafter.

ARTICLE 31

Exculpatory Provisions

It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, and agreements herein made on the part of Landlord while in form purporting to be the representations, warranties, covenants, undertakings, and agreements of Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings, and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Property to the terms of the Lease. The liability of Landlord to Tenant for any default by Landlord under the Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the Property. Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this provision shall apply equally and inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, members, managers, shareholders, agents and employees, and their respective partners, members, shareholders, legal representatives, heirs, successors and assigns. Under no circumstances shall any present or future shareholder, officer or director of Landlord (if Landlord is a corporation), general or limited partner of Landlord (if Landlord is a partnership), manager or member of Landlord (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under the Lease.

ARTICLE 32

Mortgagee’s Consent

Intentionally deleted.

ARTICLE 33

Miscellaneous

(A) Binding Upon Parties. Each of the terms, covenants and conditions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 18 respecting Transfers; and all references herein to Landlord and Tenant shall be deemed to include all such parties. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean only the owner or owners of the Property at the time in question.

(B) No Recording. Landlord and Tenant agree that in no event and under no circumstances shall this Lease be recorded. A short-form memorandum may be recorded at Landlord’s sole election. If a memorandum is recorded, Tenant shall, at Landlord’s request, deliver to Landlord a fully executed quitclaim and release agreement in recordable form wherein Tenant terminates the memorandum.

(C) Governing Law. This Lease shall be construed in accordance with the Laws of the State of Illinois.

(D) Survival. All obligations or rights of either party arising during or attributable to the period ending upon expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(E) Quiet Enjoyment. Landlord agrees that, if Tenant timely pays the Rent and performs the terms, covenants and conditions hereunder, and subject to all other terms, covenants and conditions of this Lease, Tenant shall hold and enjoy the Premises during the Term, free of lawful claims by any Person acting by or through Landlord.

(F) Light and Air. This Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view or cityscape visible from the Premises.

(G) Time of Essence. Time is of the essence of this Lease and each and all of its provisions.

(H) Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.

(I) Joint and Several. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

(J) Force Majeure. Notwithstanding anything in this Lease to the contrary, neither party shall be chargeable with, or liable to the other for, anything or in any amount for any failure to perform or delay caused by any of the following (“Force Majeure Delays”): fire; earthquake; explosion; flood; hurricane; the elements; act of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents; enforcement of Laws; war, terrorist act or acts, invasion; insurrection; rebellion; riots; strikes or lockouts; inability to perform, control or prevent which is beyond the reasonable control of that party; and any such failure or delay due to said causes or any of them shall not be deemed a breach of or default in the performance of this Lease by that Party; provided, however, lack of funds shall not be deemed a Force Majeure Delay.

(K) Pronouns. Any pronoun used in place of a noun shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, assigns, according to the context hereof.

(L) Captions and Severability. The captions of the Articles, Sections and Paragraphs of this Lease are for convenience only and shall in no way modify any provision of this Lease. If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable by a court of competent jurisdiction, it shall not affect, impair or invalidate any other term or provision hereof.

(M) Definitions. “Law” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, and orders, as well as applicable decisions by courts in the State of Illinois and by federal courts applying Illinois law. “Person” shall mean an individual, trust, partnership, joint venture, association, corporation, limited liability company and any other entity.

(N) Prohibited Party Transactions. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising or related to any breach of the foregoing representation and warranty.

(O) Financial Statements. Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation on a United States exchange, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports, unless such reports are publicly available online, in which case such online availability shall satisfy the requirements of this section without further action by Tenant. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except i) to Landlord’s Holder or prospective mortgagees or purchasers of the Building, ii) in litigation between Landlord and Tenant, and iii) if required by law (including securities laws) or court order. Tenant shall not be required to deliver the financial statements required under this subsection more than once in any 12-month period unless requested by Landlord’s Holder or a prospective buyer or lender of the Building or a Tenant defaults under this Lease and fails to timely cure.

(P) Confidentiality. Tenant acknowledges that the financial terms and conditions of this Lease (such as rent rates, rent abatement, right of first offer options, renewal options, termination options and tenant allowances) are to remain confidential for Landlord’s benefit and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure. Any press release or securities filing pertaining to this Lease that Tenant desires to make must be approved in advance by Landlord in order to ensure that it discloses only information comparable to Landlord’s own press releases and securities filings. Notwithstanding anything to the contrary contained in this Lease, the confidentiality requirements herein shall not apply to disclosures (i) to Tenant’s officers, directors, shareholders, lenders, attorneys, accountants or employees who are also obligated to keep such information confidential (and Tenant shall be responsible for their wrongful disclosure), (ii) in litigation between Landlord and Tenant, (iii) if required by law (including securities laws) or court order, or (iv) of information which is public or known to other Persons not as a result of disclosure by Tenant.

(Q) Signage. Landlord shall provide Tenant, at Tenant’s expense, with Building standard suite entry and lobby directory signage. Subject to compliance with the alterations provisions of this

Lease (including without limitation Article 6), Tenant may also install at Tenant’s expense, elevator lobby signage on each full floor leased and occupied by Tenant, such signage to be subject to Landlord’s approval not to be unreasonably withheld, conditioned or delayed. Tenant must remove such signage upon the expiration or earlier termination of this Lease or sooner if Tenant no longer leases and occupies the full floor.

ARTICLE 34

Entire Agreement

This Lease, together with Rider One and the Exhibits attached hereto (each of which is hereby incorporated into this Lease), contains all the terms, covenants and conditions between Landlord and Tenant relative to the matters set forth herein and no prior agreement or understanding pertaining to the same shall be of any force or effect. Without limitation, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms, covenants and conditions for leases subject to Landlord’s final approval, and are not authorized to bind Landlord to any agreements, representations, understandings or obligations with respect to the condition of the Premises or the Property, the suitability of the same for Tenant’s business, or any other matter, and no agreement, representation, understanding or obligation not expressly contained herein shall be of any effect. Neither this Lease, nor any Rider or Exhibit referred to above may be modified, except in writing signed by both parties.

ARTICLE 35

Building Conference Facility

Tenant shall have the right to use the Building’s common conference room, to the extent Landlord permits such use by other tenants of the Building on a non-exclusive basis, unless Landlord elects to lease the conference room on an exclusive basis to a third party. Tenant’s usage of the conference room shall be subject to availability and Landlord’s reasonable rules and regulations, and Tenant’s use must be scheduled in advance with Landlord. Landlord reserves the right to charge Tenant separately (at Building standard rates) for conference clean-up after Tenant’s use thereof.

ARTICLE 36

Parking

From the date Tenant commences business at the Premises, and except as set forth herein, for the balance of the Term, Tenant shall have the option to lease reserved parking for up to two (2) automobiles in the public garage of the Building. Within sixty (60) days after the Commencement Date, Tenant will advise Landlord whether Tenant or Tenant’s employees intend to lease either or both of the reserved parking spaces. Additional non-reserved parking may be available on a monthly basis. Tenant or Tenant’s employees shall pay Landlord or the operator of the garage, as directed by Landlord, rent for such reserved and non-reserved monthly parking at the standard rate in effect from time to time for such parking in the garage. Tenant acknowledges that the monthly and hourly rates in effect may vary from time to time based on, among other things, the time of day, type of parking (e.g. valet, self-park or tandem) and general rate increases. Tenant shall provide Landlord with advance written notice of the names of each individual to whom Tenant from time to time distributes Tenant’s parking rights hereunder and shall cause each such individual to execute Landlord’s standard agreement and waiver form for garage users. As of the date hereof, the monthly parking charges are $310 for non-reserved spaces and $465 for reserved spaces. If the parking charge is not paid when due and such failure continues for thirty (30) days after written notice to Tenant of such failure, then Landlord may terminate Tenant’s parking rights under this Article with respect to the parking right(s) that are not being paid for upon written notice to Tenant of such termination. Further, if at any time Tenant ceases using one or more of the reserved parking rights for a period of sixty (60) consecutive days, Tenant releases to Landlord that reserved parking right, Tenant’s right to that/those reserved parking right(s) under this Article shall automatically terminate, and if Tenant again desires a reserved parking right in the future it shall be subject to availability. The parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars. Landlord shall take reasonable actions to ensure the availability of the reserved parking spaces leased by Tenant; provided, however, that Landlord does not guarantee the availability of non-reserved parking spaces at all times against the actions of other tenants of the Building and users of the parking facility. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder (other than the parking charge paid hereunder for any space no longer made available), by reason of any reduction in Tenant’s parking rights hereunder by reason of strikes, lockouts, labor disputes, shortages of material or labor, fire, flood, or other casualty, acts of God, or any other cause beyond the control of Landlord Access to the reserved and non-reserved parking spaces to be made available to Tenant shall, at Landlord’s option, be by card, pass, sticker, decal, or other appropriate identification issued by Landlord, and Tenant’s right to use the parking facility is conditioned on Tenant’s abiding by and shall otherwise be subject to such reasonable rules and regulations as may be promulgated by Landlord from time to time for the parking facility. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, environmentally-friendly vehicles, handicapped individuals, and other tenants, visitors of tenants or other Persons, and Tenant and its employees and visitors shall not park in any such assigned or reserved spaces except as applicable to Tenant. Landlord may restrict or prohibit full size vans and other large vehicles. Landlord reserves the right upon reasonable prior notice to Tenant, to close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement, or any other reason beyond Landlord’s reasonable control. In the event access is denied for any reason, any monthly parking charges shall be abated to the extent access is denied, as Tenant’s sole recourse. Tenant acknowledges that such parking areas or facilities may be operated by an independent contractor not affiliated with Landlord, and Tenant acknowledges that in such event, except for the negligence or willful misconduct of Landlord and Landlord’s members, managers, employees and agents, Landlord shall have no liability for claims arising through acts or omissions of such independent contractor.

Cars must be parked entirely within the stall lines. Only compact cars may be parked in areas reserved for compact cars. All directional signs and arrows must be observed. The speed limit shall be 5 miles per hour. Every parker is required to park and lock his own car. Washing, waxing, cleaning or servicing of any vehicle is prohibited. Parking spaces may be used only for parking automobiles; parking is prohibited in: (a) areas not striped or designated for parking, (b) aisles, (c) areas where “no parking” signs are posted, and (d) loading areas and other specially designated areas. Delivery trucks and vehicles shall use only those areas designated therefor.

ARTICLE 37

Termination Option

Provided: (a) this Lease is then in full force and effect and (b) Tenant is not in Default under this Lease, Tenant shall have the right, at Tenant’s option, to terminate this Lease as to the entire Premises (“Termination Option”) effective as of the last day of the 84th Lease Month (“Termination Date”). The Termination Option shall be exercised, if at all, by Tenant by giving written notice of the exercise to Landlord (“Termination Notice”) no later than one year prior to the Termination Date. It shall be a condition to the exercise of Tenant’s Termination Option that Tenant pay to Landlord a termination fee

(“Termination Fee”) in the sum of (x) Landlord’s unamortized transaction costs under this Lease including Landlord’s brokerage costs, construction allowances (including the Construction Allowance, Base Building Allowance, construction allowances on expansion space, and any other allowance given by Landlord pursuant to this Lease), legal fees in connection with the negotiation of this Lease and rent abatement, all amortized over the initial term of this Lease with eight percent (8%) per annum interest (except that costs attributable to expansion space shall be amortized starting as of the expansion space rent commencement date), plus (y) three (3) months’ Base Rent, Taxes and Operating Expenses payable by Tenant at the Termination Date. Half of the Termination Fee shall be payable contemporaneously with Tenant’s transmittal to Landlord of the Termination Notice; the balance shall be payable on or before the Termination Date. At Tenant’s request, Landlord will provide information necessary to calculate the Termination Fee.

Provided Tenant properly and timely exercises the Termination Option and timely and properly pays Landlord the Termination Fee, then this Lease shall terminate effective as of the Termination Date, as if said Termination Date were set forth in this Lease as the Expiration Date of the Term of the Lease. Tenant shall vacate and deliver possession of the Premises to Landlord in the manner set forth in this Lease on or before 11:59 p.m. on the Termination Date. Tenant shall also pay to Landlord on or before the Termination Date, and be responsible for, all sums due under this Lease which accrue under this Lease on or prior to the Termination Date. Tenant’s rights under this Article are personal to the Tenant named in this Lease and its Permitted Transferees.

ARTICLE 38

Right of First Offer

Subject to existing renewal options, expansion options, and other preferential rights to lease of other tenants, in each such case existing in writing as of the date that this Lease is executed by Tenant and Landlord, and provided no Default then exists, Landlord shall, prior to offering the same to any party (other than the then-current tenant therein), first offer to lease to Tenant any space that Landlord desires to make available for lease on the thirty-fourth (34th) floor of the Building (the “Offer Space”); such offer shall be in writing (the “Offer Notice”) and specify the lease terms for the Offer Space, including the rent to be paid for the Offer Space (which shall be market rate for the Building) and the date on which the Offer Space shall be included in the Premises, which date shall be the earlier of the date Tenant commences business in the Offer Space and 120 days after the date of the Offer Notice. Tenant shall notify Landlord in writing whether Tenant irrevocably elects to lease the entire Offer Space on the terms set forth in the Offer Notice, within ten (10) business days after Landlord delivers to Tenant the Offer Notice. If Tenant timely elects to lease the Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Offer Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Offer Notice and further provided that the term of Tenant’s lease of the Offer Space shall end contemporaneously with the expiration of the Term set forth in this Lease (as it may be renewed or extended), unless sooner terminated as provided in this Lease, and provided that at least three (3) years of rent paying term must remain after the Offer Space rent commencement date. Notwithstanding the foregoing, if prior to Landlord’s delivery to Tenant of the Offer Notice, Landlord has received an offer to lease all or part of the Offer Space from a third party who desires to lease at least 150,000 rentable square feet in the Building that is contiguous to the Premises or the Offer Space (a “Third Party Offer”), Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer. “Contiguous” for purposes of the preceding sentence shall mean adjacent to, or on the floor immediately above or below, the applicable space.

If Tenant fails or is unable to timely exercise its right hereunder, then such right shall lapse, time being of the essence with respect to the exercise thereof, and Landlord may lease all or a portion of the Offer Space to third parties on such terms as Landlord may elect, so long Landlord’s new deal terms are not 10% or more lower on a net effective basis than Landlord’s offer to Tenant. Tenant may not exercise its right of first offer if a Default exists or if Tenant is not occupying at least 63% of the Premises. For purposes hereof, if an Offer Notice is delivered for less than all of the Offer Space but such Offer Notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of Tenant’s right of first offer set forth in this Article 38 in the event of exercise of such preferential right. In no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Article other than to Tenant’s designated broker who is actively involved in negotiations on Tenant’s behalf at the time and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

Tenant’s right of first offer rights shall terminate if (a) the Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises other than to a Permitted Transferee, (c) Tenant is not occupying at least sixty-three percent (63%) of the Premises, (d) Tenant exercised its Termination Option, or (e) fewer than three (3) full calendar years remain in the term of this Lease.

ARTICLE 39

Temporary Space

Landlord shall make available to Tenant approximately 6,722 rentable square feet of temporary swing space in Suite 2020 in the Building (the “Temporary Space”), commencing on the date of full execution of this Lease and expiring on the earlier of the date that Tenant vacates the Temporary Space or thirty (30) days after the Commencement Date. The Temporary Space shall be delivered to Tenant “as is.” Tenant’s use of the Temporary Space shall be subject to all the terms and conditions of the Lease as if such space were part of the Premises except Tenant shall not be required to pay Base Rent, Taxes, or Expenses for the Temporary Space (provided that Landlord may bill Tenant for Landlord’s customary janitorial costs), Tenant shall not make any alterations to the Temporary Space without first obtaining Landlord’s prior written approval, if any, Landlord reserves the right to require Tenant to remove and restore any alterations made by Tenant before Tenant vacates the Temporary Space, and Tenant may not sublet the Temporary Space. Without limitation of the preceding sentence, Tenant shall be responsible for the cost of utilities for the Temporary Space, all overtime HVAC charges for the Temporary Space, and other work orders requested by Tenant for the Temporary Space. Tenant shall be entitled to and responsible for moving Tenant’s property to and from the Temporary Space and for any damage to the Temporary Space or Building caused by its use of the Temporary Space. Tenant shall vacate and surrender the Temporary Space no later than the date that is thirty (30) days after the Commencement Date. Tenant shall be considered a holdover Tenant with holdover rent payable at 150% of $51,272.75 per month (i.e., $76,909.13) in the event that Tenant fails timely to vacate the Temporary Space, plus, beginning on the thirty-first (31st) day of such holdover, consequential damages, if any, suffered by Landlord. No brokerage commission shall be payable with respect to the Temporary Space and Tenant shall indemnify Landlord for any claim made by Tenant’s broker with respect to a commission for same. No allowance, incentive, or inducement shall be applicable or payable with respect to the Temporary Space.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

PIEDMONT 500 WEST MONROE FEE LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:

DURATA THERAPEUTICS INC., a Delaware corporation

By:
Name:
Title:

RIDER ONE

RULES

(1) On Saturdays, Sundays and Holidays, and on other days between the hours of 6:00 P.M. and 8:00 A.M. the following day, or such other hours as Landlord shall reasonably determine from time to time, access to the Property or to the passageways, entrances, exits, shipping areas, halls, corridors, elevators or stairways and other areas in the Property may be restricted and access gained by use of a key to the outside doors of the Property, or pursuant to such security procedures Landlord may from time to time impose. All such areas, and all roofs, are not for use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Property and its tenants provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals in the normal course of Tenant’s business unless such persons are engaged in activities which are illegal or violate these Rules. Tenant and no employee or invitee of Tenant shall enter into areas reserved for the exclusive use of Landlord, its employees or invitees. Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.

(2) Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Property, or on any part of the inside of the Premises which can be seen from the outside of the Premises, without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as may be first approved by Landlord in writing. Landlord shall prescribe the suite number and identification sign for the Premises (which shall be prepared and installed by Landlord at Tenant’s expense). Landlord reserves the right to remove at Tenant’s expense all matter not so installed or approved without notice to Tenant.

(3) Tenant shall not in any manner use the name of the Property for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Property, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Landlord’s express consent in writing.

(4) Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on exterior walls. Blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows in the Premises except to the extent, if any, that the character, shape, color, material and make thereof is first approved by the Landlord.

(5) Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Property only at reasonable times and in the manner designated by Landlord, and always at the Tenant’s sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours. All damage done to the Property by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Landlord may inspect items brought into the Property or Premises with respect to weight or dangerous nature. Landlord may require that all furniture, equipment, cartons and similar articles removed from the Premises or the Property be listed and a removal permit therefor first be obtained from Landlord. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Property, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall not allow anything to remain in or obstruct in any way, any lobby, corridor, sidewalk, passageway, entrance, exit, hall, stairway, shipping area, or other such area.

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Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Property employees) that are at any time being taken from the Premises directly to the areas designated for disposal. Any hand-carts used at the Property shall have rubber wheels.

(6) Tenant shall not overload any floor or part thereof in the Premises, or the Property, including any public corridors or elevators therein bringing in or removing any large or heavy articles, and Landlord may direct and control the location of safes and all other heavy articles and require supplementary supports at Tenant’s expense of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

(7) Tenant shall not attach or permit to be attached additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant, upon termination of its tenancy, shall deliver to the Landlord all keys of offices, rooms and toilet rooms which have been furnished Tenant or which the Tenant shall have had made, and in the event of loss of any keys so furnished shall pay Landlord therefor.

(8) If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the prior approval of Landlord, and then only under Landlord’s direction at Tenant’s expense. Tenant shall not install in the Premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord’s prior approval, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Premises, taking into account the capacity of electric wiring in the Property and the Premises and the needs of tenants of the Property, and shall not in any event connect a greater load than such safe capacity.

(9) Tenant shall not obtain for use upon the Premises ice, drinking water, towel, janitor and other similar services, except from Persons approved by the Landlord. Any Person engaged by Tenant to provide janitor or other services shall be subject to direction by the manager or security personnel of the Property.

(10) The toilet rooms, urinals, wash bowls and other such apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this Rule shall be borne by the tenant who, or whose employees or invitees shall have caused it.

(11) The janitorial closets, utility closets, telephone closets, broom closets, electrical closets, storage closets, and other such closets, rooms and areas shall be used only for the purposes and in the manner designated by Landlord, and may not be used by tenants, or their contractors, agents, employees, or other parties without Landlord’s prior written consent.

(12) Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules. Tenant shall not at any time manufacture, sell, use or give away, any spirituous, fermented, intoxicating or alcoholic liquors on the Premises, nor permit any of the same to occur (except in connection with occasional social or business events conducted in the Premises for which Tenant maintains insurance and which do not violate any Laws nor bother or annoy any other tenants). Tenant shall not at any time sell, purchase or give away, food in any form by or to any of Tenant’s agents or employees or any other parties on the Premises, nor permit any of the same to occur

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(other than in lunch rooms or kitchens for employees as may be permitted or installed by Landlord, which does not violate any Laws or bother or annoy any other tenant).

(13) Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants or occupants of the Property and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant’s use of the Premises specified in the Lease.

(14) Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to assure the most effective and energy efficient operation of the Property and shall not allow the adjustment (except by Landlord’s authorized Property personnel) of any controls. Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord’s consent. As a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord, Tenant shall close any blinds or drapes in the Premises to prevent or minimize direct sunlight.

(15) Tenant shall conduct no auction, fire or “going out of business sale” or bankruptcy sale in or from the Premises, and such prohibition shall apply to Tenant’s creditors.

(16) Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Property, or required by Law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).

(17) Tenant will comply with all municipal, county, state, federal or other government laws, statutes, codes, regulations and other requirements, including without limitation, environmental, health, safety and police requirements and regulations respecting the Premises, now or hereinafter in force, at its sole cost, and will not use the Premises for any immoral purposes.

(18) Tenant shall not (i) carry on any business, activity or service except those ordinarily embraced within the permitted use of the Premises specified in the Lease and more particularly, but without limiting the generality of the foregoing, shall not (ii) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning equipment in or about the Premises, (iii) use the Premises for housing, lodging or sleeping purposes or for the washing of clothes, (iv) place any radio or television antennae other than inside of the Premises, (v) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Premises, (vi) use any source of power other than electricity, (vii) operate any electrical or other device from which may emanate electrical or other waves which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Property or elsewhere, (viii) bring or permit any bicycle or other vehicle, or dog (except in the company of a disabled person or except where specifically permitted) or other animal or bird in the Property, (ix) make or permit objectionable noise or odor to emanate from the Premises, (x) do anything in or about the Premises tending to create or maintain a nuisance or do any act tending to injure the reputation of the Property, (xi) throw or permit to be thrown or dropped any article from any window or other opening in the Property, (xii) use or permit upon the Premises anything that will invalidate or increase the rate of insurance on any policies of insurance now or hereafter carried on the Property or violate the certificates of occupancy issued for the premises or the Property, (xiii) use the Premises for any purpose, or permit upon the Premises anything, that may be dangerous to persons or property (including but not limited to flammable oils, fluids, paints, chemicals, firearms or any explosive

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articles or materials) nor (xiv) do or permit anything to be done upon the Premises in any way tending to disturb any other tenant at the Property or the occupants of neighboring property.

(19) Tenant shall not use any draperies or other window coverings instead of or in addition to the Building standard window coverings designated and approved by Landlord for exclusive use throughout the Property.

(20) Landlord may require that all persons who enter or leave the Property identify themselves to watchmen, by registration or otherwise. Landlord, however, shall have no responsibility or liability for any theft, robbery or other crime in the Property. Tenant shall assume full responsibility for protecting the Premises, including keeping all doors to the Premises locked after the close of business.

(21) Tenant shall not use the freight or passenger elevators, loading docks or receiving areas of the Property except in accordance with reasonable regulations for their use established by Landlord.

(22) In no event shall Tenant allow its employees to use the public areas of the Property as smoking areas. Washrooms are considered to be public areas.

(23) Tenant and Tenant’s employees, agents, and contractors shall not harass, discriminate against, or retaliate against any employee or other occupant of the Building because of his or her race, national original, age, sex, religion, disability, marital status, or other category protected by law. In the event of any complaint made to Landlord or property management with respect to any of Tenant’s employees, agents or contractors, the parties agree to cooperate in the prompt investigation and resolution of such complaint. If any such person is a threat to another person, the building manager has a right to refuse the offending person access to the Building.

(24) During the Term of Tenant’s Lease and for a period of 1 year thereafter, Tenant will not (a) encourage any employee, contractor or consultant of Landlord or Landlord’s property manager or any of their affiliates to reduce or cease its/his/her relationship with Landlord, Landlord’s property manager, or their affiliates, (b) solicit any employee, contractor or consultant on behalf of any person or entity other than Landlord, or (c) hire any employee, contractor or consultant of Landlord, Landlord’s property manager, or their affiliates.

(25) During the Term of Tenant’s Lease and thereafter, Tenant shall not (and Tenant shall take such steps as are necessary to ensure that Tenant’s employees and agents do not) make any statement regarding Landlord, Landlord’s property manager, or any of their affiliates, or any of their employees or agents, whether verbally, in writing, electronically or otherwise, that portrays any of them (or any services provided by any of them) in a negative light. This rule does not restrict the right to make any statement to Tenant’s attorney or to a governmental agency.

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EXHIBIT A

FLOOR PLAN OF PREMISES

A-1

EXHIBIT B

TENANT FINISH-WORK: ALLOWANCE

(Tenant Performs the Work)

1.	Acceptance of Premises. Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into.

2.	Working Drawings.

(a) Preparation and Delivery. Tenant shall provide to Landlord for its approval final architectural and MEP working drawings of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws. The architect (the “Architect”) and engineer engaged by Tenant shall be acceptable to Landlord in Landlord’s reasonable discretion. In addition, Tenant shall provide Tenant’s proposed life safety plan for the Premises, which shall be subject to the review and approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s life safety plan must be consistent and compatible with the Building’s systems.

(b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within seven (7) business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three (3) business days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five (5) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If the working drawings are not fully approved (or deemed approved) by both Landlord and Tenant by the 20th business day after the delivery of the initial draft thereof, then each day after such time period that such working drawings are not fully approved (or deemed approved) by both Landlord and Tenant shall constitute a Tenant Delay Day, unless any delay is due to Landlord’s failure to respond within the time periods set forth in this subparagraph, in which case each day of such Landlord’s delay shall not apply to the calculation of Tenant Delay Days.

3.

Landlord’s Approval; Performance of Work. If any of Tenant’s proposed construction work will affect the Building’s structure or the Building’s Systems and Equipment, then the working drawings pertaining thereto must be approved by the Building’s engineer of record. Landlord’s approval of such working drawings shall not be unreasonably withheld, conditioned or delayed, provided that (a) they comply with all Laws, (b) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s Systems and Equipment, the exterior appearance of the Building, or the appearance of the common area, (c) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the

Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved and Tenant has obtained all necessary permits, Tenant shall cause the Work to be performed in accordance with the Working Drawings and applicable Laws. Tenant may not commence construction of the Work until necessary permits have been obtained.

4.	Contractors; Performance of Work. The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor and other documentation reasonably requested by Landlord, must be received by Landlord before the Work is commenced. All contracts between Tenant and a contractor must explicitly require the contractor to (a) name Landlord and Landlord’s agents as additional insureds and (b) indemnify and hold harmless Landlord and Landlord’s agents, except for the negligence or intentional misconduct of Landlord and Landlord’s agents. The Work shall be performed in a good and workmanlike manner free of defects, shall substantially conform with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord’s other contractors, the operation of the Building, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Work (e.g., elevators, excess electricity, etc.). All contractors shall be required to follow Landlord’s reasonable rules and regulations for construction in the Building and Landlord may require that, prior to performing any work in the Building, each contractor execute a copy of Landlord’s rules to evidence such contractor’s agreement to so comply. All work on the Building’s fire/life safety system must be performed by Landlord’s designated contractor.

5.	Construction Contracts.

(a) Tenant’s General Contractor. Tenant shall enter into a construction contract with a general contractor selected by Tenant (and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed), which shall comply with the provisions of this Section 5 and provide for, among other things, (i) a one-year warranty for all defective Work; (ii) a requirement that Tenant’s Contractor maintain insurance in accordance with Landlord’s reasonable insurance requirements; (iii) a requirement that the contractor perform the Work in substantial accordance with the Working Drawings and in a good and workmanlike manner; (iv) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (v) those items described in Section 5.(b) (collectively, the “Approval Criteria”). Landlord shall have three business days to notify Tenant whether it approves the proposed construction agreements. If Landlord disapproves of the proposed construction agreements, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction agreements to correct the objections and resubmit them to Landlord within two (2) business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have two (2) business days to notify Tenant whether it approves the revised construction agreements.

(b) All Construction Contracts. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant’s construction contracts shall: (i) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (ii) require the contractor and each subcontractor to name Landlord, Landlord’s property management company, and Tenant as additional insured on such contractor’s insurance maintained in connection with the construction of the Work, (iii) be assignable following a Default by Tenant under the Lease to Landlord and Landlord’s Holder, and (iv) contain at least a one-year warranty for all workmanship and materials.

6.	Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (i) the Building’s structure or the Building’s Systems and Equipment, (ii) the exterior appearance of the Building, or (iii) the appearance of the common area, or (b) if any such requested change might delay the Commencement Date, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed (in CAD format), which plan shall be incorporated into this Exhibit B by this reference for all purposes. If Tenant requests any changes to the Work described in the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

7.	Definitions. As used herein, a “Tenant Delay Day” shall mean each day of delay in the performance of the Work that occurs: (a) because of Tenant’s failure to timely deliver or approve any required documentation such as any design or space plans, (b) because of any change by Tenant to any design or space plans, (c) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials, or (d) because Tenant, its agents, employees or contractors otherwise delay completion of the Work. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed in accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed.

8.	Walk-Through; Punchlist. When Tenant and Tenant’s Architect consider the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.

9.	Excess Costs. The entire cost of performing the Work (including design of the Work and preparation of the Working Drawings (architectural and MEP), costs of construction labor and materials, demolition costs, demising costs electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, voice and data cabling costs, and the construction supervision fee referenced below, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance.

10.

Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $67.00 per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. No advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs exceed the amount of the Construction Allowance. Thereafter, Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items: (a) a request for payment with sworn statements of owner (tenant) and contractor, (b) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, (c) the Architect’s certification that the Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form reasonably approved by Landlord, and, with respect to the disbursement of the last 10% of the Construction Allowance, (w) “as built” drawings in both paper and AutoCad format; (x) a copy of the field permit signed as approved after the City of Chicago’s final inspection for the Premises, (y) Tenant’s occupancy of the Premises, and (z) the completed and executed Commencement Date Confirmation attached as Exhibit E to the Lease (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within thirty (30) days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until thirty (30) days following Landlord’s receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (1) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, or (4) a Default by Tenant exists. No portion of the Construction Allowance may be used to purchase FF&E or as rent credit. The Construction Allowance must be used (i.e. work performed and invoices submitted to Landlord) within six (6) months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. Tenant shall obtain a final certificate of occupancy within three (3) months after Substantial Completion of the Work.

11.	Construction Management. Landlord or its Affiliate or agent shall supervise the Work and coordinate the relationship between the Work, the Building and the Building’s Systems and Equipment. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to three percent (3%) of the Total Construction Costs.

12.	Base Building Allowance. In consideration of Tenant accepting the Premises in their “as is” condition with no representation or warranty from Landlord as to either the Premises’ existing conditions or compliance with Law, in addition to the Construction Allowance, Landlord shall provide Tenant a base building allowance (“Base Building Allowance”) in the amount of ten dollars ($10.00) per rentable square foot in the Premises. The Base Building Allowance is to be used by Tenant for demolition work, elevator lobby improvements, restroom improvements, and new fan power boxes on the floor on which the Premises is located. Tenant must use a portion of the Base Building Allowance to replace two (2) fan power boxes identified by Landlord. At Landlord’s expense, Landlord shall perform repairs to ensure that all the other fan power boxes serving the Premises are in good working order on the Commencement Date. Tenant shall permit Landlord and its contractors access to the Premises at appropriate times during Tenant’s construction in order to provide Landlord unobstructed access to the fan boxes to perform such repair work. The Base Building Allowance shall be disbursed in the same manner and on the same terms as the Construction Allowance (including, without limitation, the deadline to use the allowance contained in the last sentence of Section 10 above).

13.	Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	The Building’s property manager or an individual
designated by the Building’s property manager

Tenant’s Representative:	Telephone: - -
Telecopy: - -

14.	Miscellaneous. To the extent not inconsistent with this Exhibit, Articles 6 and 11 of the Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

15.	Risers and Building Automation. If applicable, Tenant shall coordinate all desired installations in the Building’s risers and related facilities in coordination with Landlord’s riser manager. Furthermore, as part of the Work, Tenant shall coordinate with the Building’s vendor for building automation systems to coordinate Tenant’s HVAC and other systems with the Building’s automation systems. To the extent applicable, Tenant shall work under the supervision and direction of the Building’s vendor in order to be consistent and compliant with Building operations.

EXHIBIT C

JANITORIAL SPECIFICATIONS

General Cleaning – Tenant Areas

1. Tenant Areas – Nightly

a.	Vacuum, spot remove gum, tar, stains, and any foreign matter from all carpeted areas and rugs.

b.	Mop, sweep, wax or buff to maintain in clean condition throughout tenant space including: entrance foyers and vestibules, kitchen, lunch and work areas throughout. All stone, ceramic tile, marble, terrazzo, asphalt tile, linoleum, rubber, vinyl and any other hard surface flooring to be cleaned nightly and according to the specifications of the Building Management. In all cases, special attention will be given to corners and hard to reach areas.

c.	Dust all ledges and other flat surfaces within reach.

d.	Personnel shall not disturb papers on desks, tables or cabinets.

e.	All vertical surfaces including glass doors and partitions, sidelights, and walls to be spot cleaned as necessary or as directed by Building Management.

f.	Empty, clean and all wastepaper baskets and disposal receptacles, , sanitary cans, paper towel cans and any other like receptacles. Supply and install liners.

g.	Remove fingerprints from doors and partition glass.

h.	Spot clean all windows and partition glass, including lobby doors, doorframes, around light switches, private entrance glass, pictures, and handrails.

i.	Clean and sanitize drinking fountains, dust and wipe all plastic, vinyl or other like signage if needed.

j.	All private washrooms are to be cleaned in accordance with specifications for Washrooms.

k.	Report immediately any graffiti marks, which cannot be removed. l. All trash is to be disposed of at locations on the loading dock.

m.	All recycling containers are to be properly disposed of as directed.

n.	Upon completion of all nightly chores, all lights shall be turned off, furniture properly arranged and offices left in a neat and orderly condition.

o.	All slop sinks, lockers areas and other utility areas shall be cleaned thoroughly and cleaning equipment stored in a location designated by Building Management.

2. Tenant Areas – Periodic

It is the intent of this agreement and contractor agrees to keep tenant areas properly maintained and cleaned to equivalent or greater of a class “A” office building. Specific duties and frequencies are subject to change at the direction of Building Management.

Floor Maintenance:

a.	Scrub resilient floor areas, or buff, to maintain in a clean condition or as directed by management quarterly.

Wash all wastebaskets and like receptacles once per month or as directed by Building Management.

High Dusting:

Do all high dusting monthly unless otherwise specified including the following:

a.	Vacuum or dust all pictures, frames, charts, graphs and similar wall hangings and any other not reached in nightly cleaning.

b.	Vacuum and dust and/or clean all vertical surfaces such as walls, partitions, doors and ventilating louvers, grilles, high moldings, and millwork not reached in nightly cleaning.

c.	Dust exterior of all lighting fixtures not less than one time per year.

d.	Dust ventilating and air conditioning louvers, ducts, diffusers, and any other high areas and equipment not reached in nightly cleaning quarterly.

e.	Dust all horizontal surfaces such as shelves, partitions, window frames and any other high areas not reached in nightly cleaning monthly.

General Cleaning – Washrooms

It is the intent of this agreement and contractor agrees to keep all Washrooms properly maintained and clean at all times to equivalent or greater of a class “A” office building.

A. Washrooms – Nightly

1.	Sweep, rinse, scrub and/or wash and dry all flooring with approved germicidal detergent solution to remove all spills, urine stains, scuffmarks and foot tracks throughout. In all cases, special attention will be given to corners and hard to reach areas where floor meets wall.

2.	Wash and polish all mirrors and frames, powder shelves, sink shelves, all bright work including dispensers and chrome or stainless steel fittings, enamel surfaces, including flushometers, piping, toilet seat hinges and all metal. Contractor shall use only non-abrasive material to avoid damage and deterioration to chrome and/or stainless steel fixtures.

3.	Scour, wash and disinfect all basins, bowls and urinals with approved germicidal detergent solution, including tile walls near urinal. Wash both sides of all toilet seats with approved germicidal detergent solution. Rinse thoroughly.

4.	Disinfect and damp wipe and wash all partitions, enamel surfaces, tile walls, dispensers, doors and receptacles.

5.	Empty and clean paper towel and disposal receptacles. Remove wastepaper and refuse, including soiled napkins to a designated area in the premises and dispose of it. All wastepaper receptacles to be thoroughly cleaned

6.	Fill all toilet tissue holders, soap dispensers, towel dispensers and sanitary napkin dispensers. The filling of such receptacles to be in such quantity as to last the entire day whenever possible.

7.	Remove stains as necessary. Clean underside of rims of urinals and bowls.

8.	It is the intention to keep Washrooms thoroughly clean and not to use a disinfectant to mask odors. Disinfectants will be used at the direction of Building Management.

9.	Powder rooms, as applicable, wash and or wax, if applicable, all tile floors or vacuum and remove spots, if carpeted.

10.	Remove all graffiti.

11.	Do all dusting, including all horizontal surfaces.

12.	Ensure all urinals have deodorant blocks/screens in them if applicable.

13.	Report to Building Management any fixtures not working.

B. Washrooms – Periodic

1.	Machine scrub and buff flooring as necessary, at a minimum of each quarter, or as directed by Building Management with approved germicidal detergent solutions.

2.	Scrub, wash and polish all partitions, tile walls and enamel surfaces from ceiling to floor, as necessary or as directed by Building Management, but not less than once every month. Proper disinfectants are to be used.

3.	Wipe down all lighting fixtures, louvers and ventilating grilles as necessary, but not less than once a month.

4.	Do all dusting, including all horizontal surfaces, once a month.

5.	Wash all painted, vinyl, and tile wall surfacing, as needed or directed by Building Management, but not less than once month.

6.	If applicable, strip and recoat all tile floors as needed, but not less than four (4) times per year.

7.	Scrub floor and wall tile grout at toilets and urinals as directed by building management.

General Cleaning – Corridors

It is the intent of this agreement and contractor agrees to keep all corridor areas incorporated into tenant space, properly maintained and clean at all times to equivalent or greater of a class “A” office building.

A. Corridors – Nightly

1.	Vacuum and spot remove gum, tar, stains and any foreign matter from all carpeted areas. In all cases, special attention will be given to corners and hard to reach areas.

2.	Wipe clean and polish all chromes, stainless, metal and other bright work including, but not limited to: metal door knobs, hinges, cigarette urns or containers, door saddles, thresholds, and kick plates, elevator call button indicators nightly.

3.	Elevator, stairways, office and utility doors and frames on all floors to be wiped clean as necessary, removing fingerprints, smudges, and other marks.

4.	All elevator car saddles, thresholds and door edges area to be cleaned and polished to remove all stains and dirt, paper clips, and other similar debris. In all cases, special attention will be given to corners.

5.	Clean all cigarette urns and replace sand or water if applicable.

6.	Wipe or dust clean all signage.

B. Corridors – Periodic

1.	If resilient or other hard finish, mop, wax and buff to maintain in a clean condition. Materials and frequencies to be determined by Building Management.

2.	Extract or clean all corridor carpet in another manner acceptable to Building Management as needed, but not less than twice per year.

3.	Clean lights, globes, diffusers and fixtures as often as necessary or as directed by Building Management, but not less than four (4) times per year.

General Cleaning – Lobby

It is the intent of this agreement and contractor agrees to keep the lobby properly maintained and clean at all times to equivalent or greater of a class “A” office building.

A. Lobby – Nightly

1.	Wash, buff and polish all public area flooring to maintain in a clean and brightly polished condition. Material and frequencies to be determined by Building Management.

2.	Dust and/or damp wipe all horizontal surfaces.

3.	Sweep, vacuum spot clean and scrub as required all mats and lobby runners.

4.	Pick up and put out rain mats or runners, when necessary, making sure they are clean at all times.

5.	If applicable, clean all cigarette urns and replace sand or water.

6.	Wash windowsills and frames, and remove all stains and smudges.

7.	Clean entrance door glass and side panels and any other glass as directed by Building Management.

8.	Clean storage rooms, freight elevators, lobby console, security desk and directory board.

9.	Spot clean wall and other vertical surfaces as necessary or as directed by Building Management.

B. Lobby – Periodic

1.	Strip, machine scrub and apply appropriate, approved floor coating or sealant to maintain luster as directed by Building Management. Material and frequencies are to be determined by Building Management. The floor must always be left with a complete and professional appearance between shifts.

2.	Clean lights, globes, diffusers and fixtures as often as necessary, but not less than four (4) times per year.

3.	Rub down metal and other high level bright work as necessary and directed by Building Management.

4.	Clean lobby lighting fixtures as directed by Building Management.

5.	Dust and wash lobby support space frame as necessary, but not less than once per year.

6.	Wash and remove all fingerprints, smudges, scuff marks and other marks from all vertical surfaces as necessary, but not less than once per week.

General Cleaning – Elevators

It is the intent of this agreement and contractor agrees to keep all elevators properly maintained and cleaned at all times to equivalent or greater of a class “A” office building.

A. Elevators – Nightly

1.	All elevator corridors and car thresholds and saddles are to be cleaned and polished to remove all stains and dirt, paper clips, and other similar debris. In all cases, special attention will be given to corners and hard to reach areas.

2.	All corners, edges, tracks are to be cleaned to remove all stains.

3.	Vacuum elevator door tracks and saddles. Treat and polish all wood, synthetic paneling and metal work in the elevator cabs as directed by Building Management.

4.	Wipe down exterior doors of all building elevator doors if needed.

5.	Maintain floors in elevator cabs and clean thoroughly. If carpeted, remove soluble spots, which respond to standard spotting procedures without risk of injury to color or fabric cabs to be vacuumed nightly. Remove all chewing gum on floors, walls and rails, nightly. In all cases, special attention will be given to corners and hard to reach areas.

6.	Shampoo or extract carpets in elevator cabs not less than quarterly, or as directed by Building Management, including spare carpets.

7.	Report to Building Management all irregularities.

General Cleaning – Exterior, Plaza, Walks, & Entrance

It is the intent of this agreement and contractor agrees to keep all exterior areas maintained and cleaned at all times to equivalent or greater of a class “A” office building. Frequencies and specific time and scope of duties subject to change at the direction of Building Management.

A. Exterior, Plaza, Walks & Entrance – Daily

1.	Policing – Police the entire exterior perimeter of the building, picking up cigarette butts, paper, leaves and any other debris, sweeping as necessary and disposing of standing water and leaving the area in a neat and orderly condition. Any discrepancies or clean up required beyond normal policing, will be reported to the Management Office.

2.	Sweeping – All exterior walks, courtyard, and entrance stairs will be swept down daily with a power sweeper

3.	Exterior Miscellaneous – Wipe down all entrance glass and metal to remove any water splashes and stains.

B. Exterior, Plaza, Walks & Entrances – Periodic

1.	At least once each month, or as needed, all exterior walks, plaza areas, entrance areas and patio areas will be high-pressure washed with a landlord approved pressure washer and chemicals. On completion of cleaning operation, all standing water will be removed by squeegee. Scrubbing must remove all embedded gum, dirt, and grit not removed by normal hosing and sweeping and all surfaces will be left in a clean, dirt free condition.

General Cleaning – Stairwells & Dock

It is the intent of this agreement and contractor agrees to keep all stairwells and dock areas maintained and cleaned at all times to equivalent or greater of a class “A” office building. Frequencies and specific time and scope of duties subject to change at the direction of Building Management.

A. Stairwells & Dock Area – Daily

1.	Police entire dock area and stairwells for trash, cigarette butts, candy wrapper paper and other debris.

2.	Inspect and report any burnt out lights.

B. Stairwells & Dock Area – Periodic

1.	Sweep and/or mop clean all stairwells, wipe clean handrails, stringers, extinguishers and other mechanical equipment once each week or at the direction of Management.

2.	Wipe down fire hose racks and fire extinguisher boxes and standpipes two times per year.

3.	Light fixture lenses to be cleaned at least annually.

EXHIBIT D

OPTION TO EXTEND

Tenant is hereby granted the option (“Extension Option”) to extend the term of the Lease for one (1) period of ten (10) Lease Years (“Extension Term”). The Extension Option may be exercised only by giving Landlord irrevocable and unconditional written notice thereof no earlier than eighteen (18) months and no later than twelve (12) months prior to the commencement of the Extension Term. Tenant may not exercise the Extension Option if Tenant is in default under the Lease beyond the expiration of any applicable notice and cure period either at the date of said notice or at the time of commencement of the Extension Term. Upon exercise of the Extension Option, all references in the Lease to the Term shall be deemed to be references to the Term as extended pursuant to the Extension Option.

The Extension Term shall be on the same terms, covenants and conditions as are contained in the Lease, except that (i) no additional extension option shall be conferred by the exercise of the Extension Option, (ii) Base Rent applicable to the Premises for the Extension Term shall be determined as provided below, and (iii) any initial rent abatement, concession or allowance which are in the nature of economic concessions or inducements shall not be applicable to any Extension Term. In addition to Base Rent, Tenant shall pay Additional Rent, and other Rent during the Extension Term as provided in this Lease.

Base Rent per annum per rentable square foot of the Premises for the Extension Term shall be one hundred percent (100%) of the Current Market Rate for lease terms commencing on or about the date of commencement of the Extension Term. The term “Current Market Rate” means the prevailing net rental rate per rentable square foot under office lease renewals recently executed for comparable space in the Building. The determination of Current Market Rate shall take into consideration that this is a net lease; any differences in the size of space being leased, the location of space in the building and the length of lease terms; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances (for demolition, space planning, architectural and engineering fees, construction, moving expenses or other purposes), the creditworthiness of Tenant; and other pertinent factors. The Current Market Rate may include an escalation of a fixed net rental rate (based on a fixed step or index) then prevailing in the market.

Within thirty (30) days after receipt of Tenant’s notice to extend Landlord shall deliver to Tenant written notice of the Current Market Rate and shall advise Tenant of the required adjustment to Base Rent, if any.

Tenant shall, within fifteen (15) business days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant (a) accepts Landlord’s determination of the Current Market Rate; (b) rejects Landlord’s determination of the Current Market Rate, or (c) requests that the Current Market Rate be determined by an appraiser (“Arbitration Request”). If Tenant rejects Landlord’s determination, Tenant’s exercise of the Extension Option granted herein shall be deemed revoked and of no further force of effect. If Tenant requests that the Current Market Rate be determined by an appraiser, Landlord and Tenant, within ten (10) days after the date of the Arbitration Request, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Current Market Rate shall be the average of the two Estimates. If the Current Market Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select an appraiser to determine which of the two Estimates most closely reflects the Current Market Rate. Each appraiser so selected shall be certified as an MAI appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the Chicago Loop market, with working knowledge of current office rental rates and practices. For purposes of this Lease, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate

D-1

Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Current Market Rate. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Current Market Rate. If either Landlord or Tenant fails to appoint an appraiser within the seven day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the appraiser shall make his determination of which of the two Estimates most closely reflects the Current Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate. The parties shall share equally in the costs of the third appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. In the event that the Current Market Rate has not been determined by the commencement date of the Extension Term at issue, Tenant shall pay the most recent Base Rent set forth in the Lease until such time as the Current Market Rate has been determined. Upon such determination, Base Rent shall be retroactively adjusted. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

Tenant must timely exercise the Extension Option or the Extension Option shall terminate. Tenant may not exercise the Extension Option if Tenant exercised its Termination Option or if Tenant is not occupying and conducting business in the Premises or a portion thereof. Tenant’s exercise of the Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have assigned the Lease to a Person that is not a Permitted Transferee, or If Tenant is not occupying at least sixty-three percent (63%) of the Premises, then the Extension Option shall terminate and become null and void. The Extension Option is personal to Tenant and its Permitted Transferees.

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EXHIBIT E

COMMENCEMENT DATE CONFIRMATION

                             , 20

Re:	Lease Agreement (the “Lease”) dated , 20 , between
Piedmont 500 West Monroe Fee, LLC (“Landlord”), and Durata Therapeutics, Inc.
(“Tenant”) for Suite (“Premises”) at 500 West Monroe Street, Chicago, Illinois Capitalized
terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), and except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements.

2. Commencement Date. The Commencement Date of the Lease is                             , 20    .

3. Expiration Date. The Term is scheduled to expire on the last day of the       th full calendar month of the Term, which date is                             , 20    .

4. Contact Person. Tenant’s contact person in the Premises is:

Attention: Telephone: - -
Telecopy: - -

5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that as of the date hereof and to Tenant’s knowledge, Tenant has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) to Tenant’s knowledge, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the Laws of the State of Illinois.

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Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

Piedmont Office Management, LLC, on behalf of

Piedmont 500 West Monroe Fee LLC

By:

Name:

Title:

Agreed and accepted:

Durata Therapeutics, Inc., a Delaware corporation

By:

Name:

Title:

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EXHIBIT F

FITNESS FACILITY AGREEMENT AND WAIVER OF LIABILITY

[See next page]

500 WEST MONROE, CHICAGO, ILLINOIS

MEMBERSHIP APPLICATION & AGREEMENT

NAME:	DOB:	/	/	DATE:

HOME ADDRESS:

CITY/STATE/ZIP:

EMPLOYER:

BUSINESS ADDRESS:	SUITE:

CITY/STATE/ZIP:	EMAIL ADDRESS:

BUSINESS PHONE:	HOME PHONE:

EMERGENCY CONTACT:	EMERGENCY PHONE:

TERM OF AGREEMENT:

BUILDING ACCESS ID CARD NUMBER:

EFFECTIVE DATE/START DATE OF MEMBERSHIP:

TERMS AND CONDITIONS

1.	MEMBERSHIP

A.	The classification of members, the amount of dues payable by the members, the amount of admission, the suspension and expulsion of members, and all other matters affecting or relating to the membership shall be under complete control of the ownership and/or the managing agent of the building located at 500 West Monroe, Chicago, Illinois (“Ownership”). Ownership reserves the right to amend or add to the rules and regulations and to adopt new conditions as it may deem necessary for the proper management of the facilities and its business operations.

B.	Membership is open to any person of good character and legal age and who is a qualified employee of a tenant in good standing located at 500 West Monroe, Chicago, Illinois (the “Building”).

2.	FEES

There is a $15.00 monthly fee for use of the facilities. Members shall be billed in advance for each month and payment shall be due and payable no later than the first (1st) day of the applicable month. Ownership has the right to terminate membership and access to the facilities if payment is not received by Ownership on the first (1st) day of the applicable month. The monthly fee shall be subject to change from time to time upon prior notice.

3.	TERM OF AGREEMENT

The term of the Agreement shall extend for twelve (12) months, and shall commence and terminate on the dates provided above. Notwithstanding the foregoing, Member may terminate the Agreement at any time on thirty (30) days prior written notice to Ownership.

4.	HOURS OF OPERATION – Operation schedules may vary and are subject to change from time to time. The facilities may be closed on Saturdays, Sundays, and for a period covering some holidays.

5.	CARDS AND KEYS – There will be a $25.00 fee charged for lost access cards and there will be a $25.00 fee charged for lost locker keys. Cards and keys are not transferable to another person.

6.	DAMAGE TO FACILITIES – Member agrees to pay for any damage to the facilities through such Member’s careless or negligent use or misuse thereof.

7.	UNAVAILABILITY OF FACILITY OR SERVICES – Member agrees to accept the fact that a particular facility or service may be unavailable at any particular time due to mechanical breakdown, fire, act of God, condemnation, loss of lease, catastrophe or any other reason. Further, Member agrees not to hold Ownership responsible or liable for such occurrences.

8.	RELEASE OF LIABILITY – In consideration of being allowed to use the facilities, and its equipment and machinery, Member agrees to waive, release, and forever discharge Ownership and its representative affiliates, and their officers, agents, employees, lenders and all others from any and all responsibilities or liability from injuries or damages resulting from Member’s participation in any activities or use of equipment and machinery. (Member initials , Member releases all of those mentioned and any others acting upon their behalf from any responsibility or liability for any injury or damage to Member, including those caused by the negligent act or omission of any of those mentioned or others acting on their behalf or in any way arising out of or connected with my participation in any activities or use of any equipment and machinery. (Member Initials )

9.	MEMBER REPRESENTATIONS.

A.	Member understands and is aware that strength, flexibility, and aerobic exercise, including the use of equipment, arc potentially hazardous activities. Member understands that fitness activities involve a risk of injury and even death, and that Member is voluntarily participating in these activities and using equipment and machinery with knowledge of the dangers involved. Member also understands that the facility is not staffed and that they are working out at their own risk. Member hereby agrees to expressly assume and accept any and all risks of injury or death. (Member Initials )

B.	Member further declares himself/herself to be physically sound and suffering from no condition, impairment, disease. infirmity, or other illness that would prevent Member’s participation or use of equipment or machinery. Member acknowledges that Member has been informed of the need for a physician’s approval for any participation in an exercise/fitness activity or in the use of exercise equipment and machinery. Member also acknowledges that he/she has been recommended to have a yearly or more frequent physical examination and consultation with a licensed physician as to physical activity, exercise, and use of exercise and training equipment so that Member might have his/her recommendations concerning these fitness activities and equipment use. Member acknowledges that he/she has either had a physical examination and been given such physician’s permission to participate, or has decided to participate in activity and use of equipment and machinery without the approval of a physician and does hereby assume all responsibility for participation and activities, and utilization of equipment and machinery (Member Initials )

10.	LEGALLY BINDING AGREEMENT – Member understands that this enrollment is legally binding in its terms and conditions, whether my use of the facility and its services is determined and paid for on a monthly, yearly, or individual visit basis. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may be changed or added to only by a written amendment signed by both parties.

11.	MEMBERSHIP RULES AND REGULATIONS

In order to provide an environment that will be clean safe and pleasant to all members the following guidelines must be adhered to when in the facility.

A.	Attire: Members must wear appropriate workout wear including shirts, and rubber soled shoes. Members should wear an absorbent top to keep equipment free of perspiration and maintain sanitary conditions. There are no jeans, work-boots, or open-toed shoes allowed on workout floor. Ownership has the right to refuse inappropriate clothing.

B.	Daily Check-in: A membership card is required each time a member enters the facilities. Membership cards are provided as protection to all members.

C.	Equipment: All equipment (including dumbbells, weights, locker room keys and towels) must be returned to the appropriate location after use. Use the appropriate amount of weight so that you do not bounce, slam or drop the weights. No abuse of the equipment of facility will be tolerated.

D.	Lockers: All lockers are for daily temporary use only and may not be used for any period of time other than the duration of the Member’s individual workout. Lockers arc not for any overnight use or storage. Ownership has the right to remove and discard personal items from lockers if such lockers are used overnight, or for more than the duration of the Member’s individual workout.

E.	Management: Ownership may suspend or cancel the rights, privileges, or membership of any member whose actions are detrimental to the enjoyment of the facilities by other members or any conduct with in the opinion of Ownership is detrimental to the welfare, good order, and character of the facilities. Any inappropriate behavior, i.e. profanity or yelling, incidental to the enjoyment of the facilities by other members may result in membership termination without a refund. Management has the right to cancel any membership for non-payment of their membership account balance.

F.	Personal Property: Ownership is not responsible for damage, loss or theft of any clothing or other personal property.

G.	Solicitations: No solicitation by members is permitted in the facility.

I,                                         , UNDERSTAND THAT IT IS MY RESPONSIBILITY TO CONTACT PAY PAL DIRECTLY TO SET UP MONTHLY AND RE-OCCURRING PAYMENTS TO OWNERSHIP THROUGH THEIR SYSTEM AS OF THE EFFECTIVE DATE/START DATE OF MEMBERSHIP (AS FIRST WRITTEN ABOVE). MEMBERSHIP WILL NOT COMMENCE UNTIL CONFIRMATION OF SUCH PAYMENTS ARE RECEIVED BY OWNERSHIP.

SIGNATURE OF MEMBER:

TODAY’S DATE:

500 WEST MONROE, CHICAGO, ILLINOIS

MEMBERSHIP TERMINATION FORM:

NAME:	DOB:	/	/

TODAY’S DATE:

HOME ADDRESS:

CITY/STATE/ZIP:

EMPLOYER:

BUSINESS ADDRESS:	SUITE:

CITY/STATE/ZIP:	EMAIL ADDRESS:

BUSINESS PHONE:	HOME PHONE:

***********************************************************************************************************

ACCESS ID CARD
NUMBER:

EFFECTIVE DATE OF TERMINATION (If cancelled mid month, membership will continue until the end of the month of such cancellation. Fees will not be prorated, nor will a refund be due for any mid-month cancellation):

REASON FOR TERMINATION:

I                                         , hereby terminate my fitness center membership at 500 West Monroe. I understand it is my responsibility to contact Pay Pal directly to discontinue future re-occurring payments through their system as of the Effective Date (above).

SIGNATURE OF MEMBER:

TODAY’S DATE:

EXHIBIT G

LEGAL DESCRIPTION

LOTS 5, 6, 7 AND 8 (EXCEPT THAT PART OF SAID LOTS FALLING WITHIN THE ALLEY) IN BLOCK 49 IN SCHOOL SECTION ADDITION TO CHICAGO IN SECTION 16, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

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